Exhibit 10.34

Asset Purchase Agreement
by and among
VASCULAR INSIGHTS, LLC,
VI MANAGEMENT, INC.,
AND
MERIT MEDICAL SYSTEMS, INC.

December 14, 2018

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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is entered into as of December 14, 2018, by and among Vascular Insights, LLC, a Delaware limited liability company (“VI”), and VI Management, Inc., a Massachusetts corporation (“Management” and, collectively with VI, the “Sellers”), and Merit Medical Systems, Inc., a Utah corporation (“Purchaser”). Capitalized terms used herein but not defined shall have the meaning ascribed to them in Exhibit A.
WHEREAS, the parties wish to provide for the sale and transfer to Purchaser of substantially all of Sellers’ assets, including but not limited to, all of the assets of the Sellers owned, licensed, used or held for use by the Sellers in connection with, relating to or necessary for the operation of the business of Sellers of designing, developing, manufacturing and marketing the ClariVein®IC system and the ClariVein®OC system, which are specialty infusion and occlusion catheter systems with rotating wire tips designed for the controlled 360-degree dispersion of physician-specified agents to the targeted treatment area (the “Business”), in each case, on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, VI directly and indirectly through Management operates the Business.
NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

1.	Purchase and Sale of Purchased Assets; Related Transactions

1.1     Sale of Purchased Assets; Excluded Assets; Excluded Liabilities; Assumed Liabilities

(a)Subject to the terms and conditions set forth in this Agreement, each Seller shall sell, assign, transfer convey and deliver the Purchased Assets to Purchaser, at the Closing, free and clear of any Encumbrances (other than Permitted Encumbrances), on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, the “Purchased Assets” shall mean all of the assets, properties and rights of the Sellers (but, for the avoidance of doubt, excluding the Excluded Assets), including, without limitation, the following:
(i)training materials and equipment, mechanical and spare parts, trade fixtures, production supplies, molds, tools, tooling and dyes;
(ii)all sales and marketing materials (including all product literature, advertising materials, customer lists and price lists), all current and prospective client lists and customer data of the Sellers and all customer relationship management (CRM) data;
(iii)all prepayments, security deposits, rebates, refunds, prepaid expenses, rights of set-off, right of recoupment, and charges associated with Purchased Assets, including as related to the sales and marketing of Business Products and Services;
(iv)all Seller Intellectual Property and Seller Technology, in each case including the applications and registrations related thereto and including all income or payments receivable in connection therewith to the extent generated following the Closing, and including all damages and payments for infringement or misappropriation of Seller Transferred Intellectual Property and Seller Technology (whether past or future), the right to recover for infringements or misappropriations of Seller Intellectual Property and Seller Technology (whether past or future), and any and all corresponding rights that have been secured throughout the world with respect to any Seller Intellectual Property and Seller Technology, and all claims or causes of action or damages in connection therewith or arising therefrom (whether past or future) and all goodwill and going concern value associated therewith relating to the Business, the Business Products and Services (collectively, the “Seller Transferred Intellectual Property”);
(v)copies of the Registrations, supported by and including: (A) documents in the possession of Sellers evidencing such Registrations issued to the Sellers by a Governmental Body, in each case to the extent assignable with or without requiring the consent of the issuing Governmental Body; (B) all related Registration applications, clinical research and trial agreements, data results and records of

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clinical trials and marketing research, all other clinical documents required to be kept by applicable Legal Requirements, all documents required to be kept under any other Legal Requirement regulating the design or manufacture of Medical Devices, design history files, technical files, drawings, manufacturing, packaging and labeling specifications, validation documentation, packaging specifications, quality control standards and other documentation, research tools, laboratory notebooks, files and correspondence with regulatory agencies and quality reports and all relevant pricing information and correspondence with Governmental Bodies with respect to such pricing matters, in each case; and (C) any and all documentation related to the design, development, manufacture, test, release, distribution, worldwide market registration and clearance or approval, and post market surveillance and history of usage of such products and proposed future products, as well as all quality system documentation;
(vi)all Contracts, including Intellectual Property Licenses, listed on Schedule 1.1(a)(vi) (the “Purchased Contracts”);
(vii)all inventories, including raw materials, works in process, semi-finished and finished products, stores, replacement and spare parts, packaging materials, operating supplies and inventory on consignment, in transit or deposited in a warehouse;
(viii)all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind attributable to the Purchased Assets or Assumed Liabilities (including all damages and payments for future infringement or misappropriation of the Seller Intellectual Property and any and all corresponding rights that may be secured throughout the world with respect to the Seller Intellectual Property), whether arising by way of counterclaim or otherwise, except to the extent any of the foregoing exclusively relate to (x) Excluded Assets or Excluded Liabilities, or (y) intercompany receivables between Sellers or a Seller and any of its Affiliates;
(ix)all books, records, files, emails, correspondence, and data (the “Transferred Data”), including, but not limited to books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Body), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Seller Intellectual Property and the Intellectual Property Licenses, and books, records, files and data relating to Taxes, except to the extent any of the foregoing relate exclusively to (x) Excluded Assets or Excluded Liabilities, or (y) intercompany receivables between Sellers or a Seller and any of its Affiliates;
(x)all permits (including, without limitation, the authorizations set forth as items 1-4 on Section 2.13 of the Disclosure Schedule), licenses, certifications, authorizations, registrations, variances, approvals and similar rights from all permitting, licensing, accrediting and certifying agencies (including any Governmental Body), and the rights to all data and records held by such permitting, licensing and certifying agencies (including any Governmental Body);
(xi)all computer software data and information, and all related hardware, except to the extent any of the foregoing relate exclusively to (x) Excluded Assets or Excluded Liabilities, or (y) intercompany receivables between Sellers or a Seller and any of its Affiliates; and
(xii)all goodwill and going concern value of the Business and Purchased Assets.
(b)Notwithstanding anything to the contrary set forth in Section 1.1(a), in no event shall Purchaser purchase from Sellers, and in no event shall Sellers sell, convey, assign, transfer or deliver to Purchaser, any of the following assets of Sellers (the “Excluded Assets”):
(i)tangible personal property and interests therein, including machinery, equipment, owned and leased motor vehicles, mobile telephones, computer hardware and related software in connection with Business Employees that are not Transferred Employees, other computer equipment, communications equipment, PDA bar code readers, fixtures, furniture, furnishings, office equipment and supplies and other miscellaneous supplies (excluding any of the foregoing identified as a Purchase Asset in Section 1.1(a));
(ii)all cash and cash equivalents, securities and negotiable instruments on hand, in lock boxes, in financial institutions or elsewhere, including any cash residing in any collateral cash account securing any obligation or contingent obligation;

(iii)all prepayments, security deposits, rebates, refunds, prepaid expenses, rights of set-off, right of recoupment, and charges not principally associated with the Purchased Assets (including any such item relating to the payment of Taxes);
(iv)all insurance policies and benefits, including the right to receive amounts under any insurance policy (whether in the form of refunds or premiums previously paid, in the form of claims paid, or otherwise), or the right to make claims under any insurance policy;
(v)all income or payments receivable (but excluding any damages, payments, rights, claims or causes of action identified in Section 1.1(a)(iv)) in connection with Seller Intellectual Property therewith to the extent generated prior to Closing;
(vi)all intercompany receivables between Sellers, or between any Seller and any Affiliate of such Seller, and all accounts, notes and other receivables of the Business prior to Closing, whether current or noncurrent, including all file documentation related to such accounts, notes and other similar receivables, including invoices, shipping documents, communications and correspondence submitted to or received from customers related to such sales;
(vii)each Seller’s Organizational Documents, all qualifications to do business as a foreign entity, all arrangements with registered agents, all minute books, stock records, stock ledgers, transfer books and blank share or equity ownership certificates, VI’s ownership interest in Management and all other documents related to the organization, maintenance and existence of such Seller as a corporation or limited liability company, as applicable;
(viii)all of Sellers’ rights and interests arising under the Transaction Documents or any other Contract, instrument or document delivered or executed in connection with the Transactions;
(ix)all books, records, files, emails, correspondence, and data other than Transferred Data;
(x)all refunds and credits of Taxes of the Sellers along with any returns, records, reports, supporting materials or other similar items reflecting or relating to Sellers’ Taxes;
(xi)Sellers’ real property lease;
(xii)all Plans and assets attributable thereto;
(xiii) each Seller’s rights to claim, assert, waive or terminate attorney-client privilege with respect to any communication, email, document or information (whether in oral, written or electronic form, and including, without limitation, all internal communications of any officer, manager, employee or advisor of a Seller) to or from a Seller or any of its officers, managers, employees or advisors with any attorney or law firm regarding or relating to any of the Transaction Documents or the Transactions contemplated hereby or thereby;
(xiv)all Contracts that are not identified on Schedule 1.1(a)(vi); and
(xv)the other assets listed on Schedule 1.1(b)(xv).
(c)At the Closing, on the terms and subject to the conditions set forth in this Agreement, Purchaser shall assume and agree to perform and discharge only the following Liabilities (but, for the avoidance of doubt, excluding the Excluded Liabilities) (the “Assumed Liabilities”), and no other Liabilities:
(i)the Warranty Obligations; and
(ii)all Liabilities in respect of the Purchased Contracts arising or accruing after the Closing Date, but only to the extent that a Seller’s rights and benefits under such Purchased Contracts are validly assigned to Purchaser pursuant to this Agreement.
(d)Notwithstanding anything to the contrary contained in this Agreement, in no event shall Purchaser assume or be liable for, and Purchaser will have no responsibility related to, any Liabilities of a Seller of any kind or nature, other than the Assumed Liabilities (all such Liabilities, other than Assumed Liabilities, collectively, the “Excluded Liabilities”). Sellers retain sole liability for all Excluded Liabilities and shall pay or otherwise fully discharge all Excluded Liabilities, including any Pre-Closing Taxes.

1.2    Purchase Price and Payment As consideration for the sale and contribution by the Sellers of the Purchased Assets to Purchaser, Purchaser shall (i) assume the Assumed Liabilities, (ii) pay to VI the aggregate amount of (a) $40,000,000 (the “Base Cash Amount”), less (b) $4,000,000 (the “Escrow Amount”), which Escrow Amount shall be deposited into an escrow account (the “Escrow Account”) established pursuant to the terms of an Escrow Agreement entered into on the date hereof among VI, the Purchaser and U.S. Bank National Association, as escrow agent (the “Escrow Agent”) in the form attached hereto as Exhibit B (the “Escrow Agreement”), the “Closing Date Cash Purchase

Price”), and (iii) pay to VI any Contingent Payments pursuant to Section 1.4 (such payments made to VI in the aggregate, the “Cash Consideration”).

1.3    Inventory Adjustment.

(a)Inventory Adjustment.
(i)Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to VI a statement (the “Inventory Statement”) setting forth its calculation of the book value of the Inventory calculated in accordance with GAAP as of the Closing Date (such value, the “Inventory Amount”).
(ii)The “Inventory Adjustment” shall be an amount equal to the Inventory Amount minus $1,097,366 (the “Target Inventory Amount”). If the Inventory Adjustment is a positive number, Purchaser shall pay to VI an amount equal to the Inventory Adjustment. If the Inventory Adjustment is a negative number, Seller and Purchaser shall immediately execute a joint instruction to the Escrow Agent directing the Escrow Agent to pay to Purchaser an amount equal to the absolute value of the Inventory Adjustment out of the Escrow Fund (as defined in the Escrow Agreement).
(b)Examination and Review.
(i)Examination. After receipt of the Inventory Statement, VI shall have thirty (30) days (the “Review Period”) to review the Inventory Statement. During the Review Period, VI shall have reasonable access to the relevant books and records of Purchaser, the personnel and Representatives of, and work papers prepared by, Purchaser to the extent that they relate to the Inventory Statement as VI may reasonably request for the purpose of reviewing the Inventory Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser.
(ii)Objection. On or prior to the last day of the Review Period, VI may object to the Inventory Statement by delivering to Purchaser a written statement setting forth VI’s objections in reasonable detail, indicating each disputed item or amount and the basis for VI’s disagreement therewith (the “Statement of Objections”). If VI fails to deliver the Statement of Objections before the expiration of the Review Period, the Inventory Statement and the Inventory Adjustment, as the case may be, reflected in the Inventory Statement shall be deemed to have been accepted by VI. If VI delivers the Statement of Objections before the expiration of the Review Period, Purchaser and VI shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Inventory Adjustment and the Inventory Statement, with such changes as agreed to in writing by Purchaser and VI, shall be final and binding.
(iii)Resolution of Disputes. If VI and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”; any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the Chicago, Illinois office of Grant Thornton LLP or, if Grant Thornton LLP is unable to serve, Purchaser and VI shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accounting Firm”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Inventory Adjustment, as the case may be, and the Inventory Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accounting Firm shall only decide the specific items under dispute by the parties and their decision for the Disputed Amount must be within the range of values assigned to each such item in the Inventory Statement and the Statement of Objections, respectively.
(iv)Fees of the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be paid by VI, on the one hand, and Purchaser, on the other hand, as follows: (a) Purchaser shall pay a portion of such fees and expenses equal to the quotient of the amount awarded to VI by the Independent Accounting Firm out of the Disputed Amount, divided by the Disputed Amount; and (b) VI shall pay all such fees and expenses not required to be paid by Purchaser in subsection (a) hereof.
(v)Determination by the Independent Accounting Firm. The Independent Accounting Firm shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Inventory Statement and/or the Inventory Adjustment shall be conclusive and binding upon the parties hereto.
(vi)Payments of Inventory Adjustment. Except as otherwise provided herein, any payment of the Inventory Adjustment, together with interest calculated as set forth below, shall be due (A) within five (5) Business Days of acceptance of the applicable Inventory Statement or (B) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (ii) above, or clause (v) above, as applicable. If Purchaser is required to pay the Inventory Adjustment, it shall be paid by Purchaser to VI by wire transfer of immediately available funds to such account as is directed by VI. If Seller is required to pay the Inventory Adjustment, Seller and Purchaser shall immediately execute a joint instruction to the Escrow Agent directing the Escrow Agent to pay to Purchaser an amount equal to the absolute value of the Inventory Adjustment out of the Escrow Fund.
(vii)Adjustments for Tax Purposes. Any payments made pursuant to Section 1.3 shall be treated as an adjustment to the amounts set forth in Section 1.2 by the parties for Tax purposes, unless otherwise required by Law

1.4    Additional Payments.

(a)Contingent Payments. As additional consideration for the Transactions, but subject to the set-off rights of Purchaser pursuant to Section 1.4(e)(iii) and Section 4 hereof, if applicable, after the Closing, Purchaser may be required to make certain contingent payments (the “Contingent Payments”) to VI in accordance with the provisions of this Section 1.4. The Contingent Payments shall include the First Sales Contingent Payment and the Second Sales Contingent Payment, but only to the extent that any of such payments becomes payable in accordance with this Section 1.4.
(b)First Sales Contingent Payment. Subject to the set-off rights of Purchaser pursuant to Section 1.4(f) and Section 4 hereof, if during the period beginning on the Closing Date and ending on December 31, 2023 (the “Contingent Payment Period”), aggregate Worldwide Net Sales of the Systems for such period determined as of the end of any calendar quarter exceed $15,000,000, Purchaser shall make a Contingent Payment (the “First Sales Contingent Payment”) in an amount (the “First Sales Contingent Payment Amount”) equal to Ten Million Dollars ($10,000,000).
(c)Second Sales Contingent Payment. Subject to the set-off rights of Purchaser pursuant to Section 1.4(f) and Section 4 hereof, if, during the Contingent Payment Period, aggregate Worldwide Net Sales of the Systems for such period determined as of the end of any calendar quarter exceed $20,000,000, Purchaser shall make a Contingent Payment (the “Second Sales Contingent Payment”) in an amount (the “Second Sales Contingent Payment Amount” and, together with the First Sales Contingent Payment Amount, the “Contingent Payment Amounts” and each, a “Contingent Payment Amount”) equal to Ten Million Dollars ($10,000,000). For the avoidance of doubt, the Second Sales Contingent Payment is in addition to and not duplicative of the First Sales Contingent Payment, and the same amounts included in Worldwide Net Sales of the Systems shall apply for purposes of determining whether each milestone is achieved.
(d)Sales Contingent Payments.
(i)Sales Contingent Payment Certificates. Within forty-five (45) days following each calendar quarter during the Contingent Payment Period, Purchaser shall deliver to VI a certificate (each, a “Sales Contingent Payment Certificate”), setting forth Purchaser’s determination of the Worldwide Net Sales of the Systems for each such calendar quarter and for the period beginning on the first day of the Contingent Payment Period and ending on the last day of such calendar quarter. Purchaser shall not be required to deliver a Sales Contingent Payment Certificate after the Second Sales Contingent Payment has been made.
(ii)Audit Rights; Objection Process. VI shall have a period of thirty (30) calendar days (the “Contingent Objection Period”) following the delivery of each Sales Contingent Payment Certificate in which to provide written notice to Purchaser of any objections thereto (the “Contingent Objection Notice”). During the Contingent Objection Period, Purchaser hereby grants VI and its accountants (subject to any such accountant executing a non-disclosure agreement in respect of confidential information with respect to such inquiry in customary form and substance) the right to examine the books and records of the Purchaser of Worldwide Net Sales of the Systems for the Contingent Payment Period, at the location of such records on prior written notice of at least three (3) days for the purpose of verifying the amount of Worldwide Net Sales for the Contingent Payment Period or applicable portion thereof with respect to which such Sales Contingent Payment Certificate has been delivered (the “Contingent Payment Audit”). For the purpose of conducting a Contingent Payment Audit, VI may hire, at its expense, an auditor or attorney of its choosing to assist in such examination. VI shall have access to such books and records during normal business hours commencing on the date on which access to such books and records is made available to VI and concluding upon the end of the Contingent Objection Period; provided, that any review of such books and records conducted on Purchaser’s premises shall be completed within fourteen (14) days from commencement of such review. Any Contingent Objection Notice shall set forth in reasonable detail the specific item set forth on the Contingent Payment Certificate to which each such objection relates and the specific basis for each such objection. The Contingent Payment Certificate shall be deemed to be accepted by the Sellers, and shall become final and binding on the parties on the later of the expiration of the Contingent Objection Period or the date on which all objections have been resolved by the parties or the Independent Accounting Firm. If VI delivers any such Contingent Objection Notice within the Contingent Objection Period, then VI and Purchaser shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Contingent Objection Notice. If VI and Purchaser do not resolve any dispute arising in connection with the calculations relating to the Contingent Payment Certificate within thirty (30) calendar days after the date of delivery of the Contingent Objection Notice, which thirty (30) calendar day period may be extended by written agreement of Purchaser and VI (such period, as it may be extended, the “Contingent Initial Resolution Period”), such dispute shall be resolved in accordance with the procedures set forth in Section 1.4(d)(iii) below.
(iii)If VI and Purchaser have not been able to resolve a dispute arising in connection with the calculation of Worldwide Net Sales of the Systems for the Contingent Payment Period or applicable portion thereof with respect to which such Sales Contingent Payment Certificate has been delivered, either party may submit such dispute to, and such dispute shall be resolved fully, finally and exclusively through the use of an Independent Accounting Firm. In connection with the dispute resolution process, each of VI and Purchaser shall provide to the Independent Account Firm its calculation of Worldwide Net Sales of the Systems for the relevant calendar quarter, and the fees and expenses of the Independent Accounting Firm shall be paid fifty percent (50%) by VI, on the one hand, and fifty percent (50%) by Purchaser, on the other hand, unless the Worldwide Net Sales of the Systems as determined by the Independent Accounting Firm are more than 20% more, or less, than the mid-point between the calculation provided by VI and the calculation provided by Purchaser; if the Worldwide Net Sales as determined by the Independent Account Firm are more than 20% more, or less, than such mid-point, all of the fees and expenses of the Independent Account Firm shall be paid by the party whose calculation was furthest from the Worldwide Net sales determined by the Independent Accounting Firm. Any dispute resolution proceeding shall be commenced within thirty (30) calendar days after the expiration of the Contingent Initial Resolution Period. In the event that the Contingent Payment Audit results in an increase to Worldwide Net Sales of the Systems for the Contingent Payment Period or applicable portion thereof with respect to which such Sales Contingent Payment Certificate has been delivered that exceeds ten percent (10%) of Purchaser’s determination of Worldwide Net Sales of the Systems for such period as reflected in such Sales Contingent Payment Certificate, Purchaser shall additionally reimburse the reasonable third party fees and expenses of the Sellers related to the Contingent Payment Audit, otherwise the Sellers shall bear all of their fees and expenses related to the Contingent Payment Audit. The Independent Accounting Firm shall determine (and written notice thereof shall be given to VI and Purchaser) as promptly as practicable, but in any event within sixty (60) calendar days following its appointment, based solely on written submissions detailing the disputed items submitted to it by both parties, only (x) whether Purchaser's calculation of the Worldwide Net Sales of the Systems for the Contingent Payment Period or portion thereof, as applicable, were accurate and prepared in accordance with the terms of this Agreement, and (y) whether and to what extent (if any) the Worldwide Net Sales of the Systems for the Contingent Payment Period or portion thereof, as applicable, require adjustment, including the basis therefor, and the Independent Accounting Firm shall make no other determinations or calculations. For the avoidance of doubt, the Independent Accounting Firm shall not be entitled to impose penalties or interest on any party. All negotiations pursuant to this Section 1.4(d)(iii) shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable other Legal Requirements including state rules of evidence, and all negotiations, submissions to the Independent Accounting Firm, and dispute resolution proceedings under this Section 1.4(d)(iii) shall be treated as confidential information. The Independent Accounting Firm shall be bound by a mutually agreeable confidentiality agreement. The procedures of this Section 1.4(d)(iii) are exclusive and, except as set forth below, the determination of the Independent Accounting Firm shall be final and binding on the parties. The decision rendered pursuant to this Section 1.4(d)(iii) may be filed as a judgment in any court of competent jurisdiction. Either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 1.4(d)(iii). The other party's only defense to such a request for specific enforcement or other legal action shall be fraud by or upon the Independent Accounting Firm. Absent such fraud, such other party shall reimburse the party seeking enforcement for its expenses related to such enforcement.
(e)Purchaser’s Obligations.
(i)During the Contingent Payment Period, Purchaser shall, and shall cause its Subsidiaries to, use commercially reasonable efforts, consistent with Purchaser’s ordinary course of conduct to market and sell the Systems in those jurisdictions where they have been approved for sale; provided, that whether certain efforts by Purchaser are deemed to be “commercially reasonable” with respect to the Systems shall be determined in light of all relevant factors, taken as a whole, including but not limited to past sales and future market potential of the Systems (including reasonably anticipated and actual profit margin), the level of regulatory approval that may be available for the Systems (including but not limited to the extent of the indications for which the Systems have been approved), the level of reimbursement that is available for the Systems, the safety and efficacy of the Systems, the level of Intellectual Property protection of the Systems, the presence of third-party Intellectual Property, technology and products that may impact the marketability of the Systems, the effectiveness and pricing of alternative technologies on the market for the Systems, obsolescence of the Systems, changes in conditions in any market relevant to the manufacturing, marketing or sale of the Systems and related reimbursements, the presence or absence of particularly difficult manufacturing issues, and the likely availability and cost of necessary raw materials. For purposes of determining whether or not Purchaser is complying with its obligations under the first sentence of this Section 1.4(e), Purchaser’s marketing and sales efforts for the Systems shall be considered in the aggregate. Purchaser shall not be deemed to be in breach of this Section 1.4(e) for any particular period unless (A) Purchaser’s marketing and sales efforts with respect to the Systems during such period, taken as a whole, are not commercially reasonable based upon the factors identified above, (B) the Seller Designee has reasonably identified to Purchaser by written notice the manner in which he or she believes the Purchaser’s marketing and sales efforts are not commercially reasonable, and (B) Purchaser’s marketing and sales efforts continue to not be commercially reasonable more than sixty (60) days following such written notice from the Seller Designee.
(ii)Without limiting the foregoing, during the Contingent Payment Period, Purchaser shall not, and shall cause its Subsidiaries not to, take any actions in bad faith and in the sales and marketing of the Systems or the operation of the Purchaser, which are undertaken with the primary purpose of avoiding or delaying any Contingent Payments.
(iii)During the Contingent Payment Period, Purchaser shall designate an individual management employee representative who is associated with the marketing and sale of the Systems who will be available via telephone, video or in person conference with a designee of the Sellers, who initially shall be James (Chip) Draper (the “Seller Designee”) and who has signed a nondisclosure agreement in the form and substance reasonably acceptable to the Purchaser, on a semiannual basis, to provide an update on progress toward the marketing and sale of the Systems, and who will provide such other relevant information related to the marketing and sale of the Systems during such update conference, as is reasonably requested by the Sellers’ designee. Any replacement designee of the Sellers shall be subject to the approval of Purchaser, such approval not to be unreasonably withheld, conditioned or delayed.
(f)Right of Set-Off. Notwithstanding anything to the contrary in this Agreement, the obligation of Purchaser to make any Contingent Payment shall be subject to the right of Purchaser to reduce the amount of such Contingent Payment pursuant to Section 4. Except to the extent specifically provided in Section 4, there shall be no set-off.

(g)Payment of Contingent Payments. Within ten (10) Business Days of the earlier to occur of (i) the delivery of a Sales Contingent Payment Certificate that indicates Worldwide Net Sales of the Systems have exceeded $15,000,000 or $20,000,000 during the Contingent Payment Period, and (ii) the date on which a dispute regarding the amount of Worldwide Net Sales of the Systems for the Contingent Payment Period or applicable portion thereof is resolved pursuant to Section 1.4(d) and the result of such resolution is a determination that the Worldwide Net Sales of the Systems have exceeded $15,000,000 or $20,000,000 during the Contingent Payment Period, Purchaser shall deliver to VI the Contingent Payment Amount for such Sales Contingent Payment.
(h)No Security. VI and Purchaser understand and agree that (i) the rights to receive any Contingent Payment shall not be represented by any form of certificate or other instrument, are not transferable, and do not constitute an equity or ownership interest in Purchaser, (ii) VI shall not have any rights as a securityholder of Purchaser as a result of VI’s right to receive any Contingent Payment hereunder, and (iii) no interest is payable with respect to any Contingent Payment.
(i)Tax Treatment of Contingent Payments. The parties hereto acknowledge and agree that each Contingent Payment is intended to constitute a payment of additional purchase price for U.S. federal and applicable state and local income Tax purposes (other than the portion thereof consisting of imputed interest or original issue discount) and each Contingent Payment is intended to be eligible to be reported by each Seller as a payment pursuant to an “installment sale” within the meaning of Section 453 of the Code. No party shall file any Tax Return or otherwise take any position inconsistent with the foregoing except as required by applicable Legal Requirement.
(j)Assignment of Obligations On Sale or Transfer of Purchaser. If at any time during the Contingent Payment Period, Purchaser, directly or indirectly, sells, transfers or otherwise disposes of all or substantially all of its assets, Purchaser shall make provision for the transferee thereof to assume Purchaser’s obligations under this Section 1.4; provided further, however, that any such transfer or disposition (other than to a nationally recognized manufacturer of medical devices of comparable scale to the Purchaser, and with operations in the market for which the Products are intended to be sold) shall not relieve Purchaser of any of its obligations hereunder as provided in Section 1.4, without the written consent of VI.

1.5    Closing and Closing Deliverables

(a)The consummation of the transactions contemplated hereby (the “Closing”) shall occur at the offices of Latham & Watkins LLP, 200 Clarendon Street, Boston, MA 02116, at 10:00 A.M. (or may take place electronically as mutually agreed by VI and Purchaser) on the date hereof (the “Closing Date”).
(b)At or prior to the Closing:
(i)Purchaser shall pay to VI, in cash by wire transfer of immediately available funds to the account(s) specified by VI prior to the Closing Date, an amount equal to the Closing Date Cash Purchase Price;
(ii)Purchaser shall deposit the Escrow Amount with the Escrow Agent;
(iii)Purchaser and the Sellers shall execute and deliver to one another an assignment and assumption agreement in the form attached hereto as Exhibit C (the “Assumption Agreement”) and a bill of sale in the form attached hereto as Exhibit D (the “Bill of Sale”);
(iv)Purchaser and VI shall execute and deliver to one another the Escrow Agreement;
(v)the Sellers shall deliver to Purchaser (a) each of the Consents set forth on Schedule 1.5(b)(v)(a), each in a form reasonably acceptable to Purchaser and (b) evidence satisfactory to Purchaser of the release of any and all Encumbrances (including without limitation the Encumbrances set forth on Schedule 1.5(b)(v)(b)) and other security interests with respect to the Purchased Assets;
(vi)each Seller shall deliver to Purchaser at the Closing a certificate of non-foreign status under Treasury Regulations section 1.1445-2(b);
(vii)the Sellers shall deliver to Purchaser a certificate executed on behalf of Seller’s secretary or similar authorized officer (the “Secretary’s Certificate”) certifying on behalf of each Seller: resolutions of the board of managers or directors and equityholders approving this Agreement and the Transactions;
(viii)the Sellers shall deliver a good standing certificate from the Secretary of State of the State of Delaware and the Secretary of Commonwealth of Massachusetts, as applicable;

(ix)the Sellers shall deliver an executed assignment of trademarks in respect of the Trademarks and related applications and rights included in the Seller Transferred Intellectual Property, in the form attached hereto as Exhibit E (the “Trademarks Assignment”);
(x)the Sellers shall deliver an executed assignment of patents in respect of the Patents and related applications and rights included in the Seller Transferred Intellectual Property, in the form attached hereto as Exhibit F (the “Patents Assignment”);
(xi)the Sellers shall deliver an executed assignment of the Seller Transferred Intellectual Property in the form attached hereto as Exhibit G (the “IP Assignment”); and
(xii)Purchaser and VI shall execute and deliver to one another an assignment, assumption, notice and estoppel agreement in the form attached hereto as Exhibit H (the “Yale Assumption Agreement”) with respect to the Exclusive License Agreement dated November 16, 2005, as amended, by and between the VI and Yale University.

1.6    Unobtained Consents     To the extent that the assignment by a Seller to Purchaser pursuant to the terms hereof of any Purchased Contract is not permitted without the consent of another Person or Persons which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would otherwise constitute a breach or other contravention under any Contract or Legal Requirement, and such Purchased Contract a “Contingent Asset”) shall only become a Purchased Asset, if and when such consent is obtained. The applicable Seller shall use its commercially reasonable efforts from the Agreement Date through the date that is six (6) months after the Closing Date (the “Transfer Period”) to obtain any consents or waivers required to assign to Purchaser any Contingent Asset, without any conditions to such transfer (including the making of any payments) or changes or modifications of terms thereunder. Purchaser agrees that Sellers and their respective Affiliates shall not have any Liability to Purchaser arising out of or relating to the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or the Transaction Documents or because of any circumstances resulting therefrom. If any such consent is not obtained, the applicable Seller and Purchaser will work together from and after the Closing at mutual expense in a mutually agreeable arrangement under which Purchaser would obtain all of the benefits and assume all of the obligations and Liabilities arising after Closing thereunder to the fullest extent legally possible unless otherwise determined by VI and Purchaser.

1.7    Allocation    The Cash Consideration (plus Assumed Liabilities and any other amounts properly taken into account as purchase price under the Code) shall be allocated among the Purchased Assets and the covenants not to compete contained in Section 5.4 of this Agreement in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). The Allocation shall be delivered by Purchaser to Seller within 90 days of the Closing Date, and shall be subject to the review and comment of VI. Purchaser shall consider in good faith all reasonable comments of VI provided within 30 days of receipt of Purchaser’s Allocation, and the parties shall work together in good faith to resolve any differences and agree on a final Allocation; provided that if no such agreement can be reached with respect to the Allocation, such matter shall be submitted to the Independent Accounting Firm (whose fees with respect to such determination will be borne 50% by the Sellers and 50% by Purchaser) to prepare the Allocation, which shall be final and binding on Purchaser and each Seller. Purchaser and the Sellers shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) consistent with the Allocation (as finally determined in accordance with the provisions of this Section 1.7) except as otherwise required by applicable Legal Requirement. Neither Purchaser nor the Sellers shall take any Tax position inconsistent with such Allocation and neither Purchaser nor the Sellers shall agree to any proposed adjustment to the Allocation by any Taxing authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Purchaser or the Sellers from settling any proposed deficiency or adjustment by any Tax authority based upon or arising out of the Allocation, and neither Purchaser nor the Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Allocation.

2.    Representations and Warranties of the Sellers. Sellers represent and warrant, jointly and severally, as of the Closing Date, to Purchaser as follows, except as set forth in the Disclosure Schedule, which shall be arranged in numbered Sections corresponding to the subsections in this Section 2 (and qualify such corresponding subsections in this Section 2 regardless of whether such Disclosure Schedule is referenced in such corresponding subsection in this Section 2 where the applicability is reasonably discernable from the disclosure), that the statements contained in this

Section 2 are true and correct (as qualified therein):

2.1     Due Organization; Subsidiaries; Etc. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Seller is duly qualified, authorized, registered or licensed to do business, in good standing, in any jurisdiction in which the business of such Seller requires it to be so qualified, authorized, registered or licensed to do business, except where the failure to be so qualified would not have a Business Material Adverse Effect. Management is a wholly owned Subsidiary of VI. Management does not have any Subsidiaries or own equity interests in any other Person. Aside from Management, VI does not have any Subsidiaries or own equity interests in any other Person.

2.2     Authority; Binding Nature Of Agreements; Non-Contravention

(a)Each Seller has the full power and authority to enter into and to perform its obligations under each of the Transaction Documents to which it is a party; and the execution, delivery and performance by such Seller of the Transaction Documents to which it is a party have been duly authorized by all necessary corporation or company, as applicable, action on the part of Sellers. This Agreement and each of the other Transaction Documents to which such Seller is a party constitute legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms.
(b)Neither the execution and delivery of any of the Transaction Documents, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Sellers, the Business, or any of the assets of the Sellers, are subject; (ii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Sellers or any employee of the Sellers; (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract that would be a Purchased Contract but for the terms of Section 1.6; (iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets (other than Permitted Encumbrances); or (v) contravene, conflict with or result in a violation of any provision of the Sellers’ Organizational Documents. None of the Sellers nor the Business were, are and will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body or any Third Party in connection with the execution and delivery of any of the Transaction Documents or the consummation or performance of any of the Transactions. The approval by the (x) board of directors (or similar governing body) of each of the Sellers and (y) the equity holders of Seller of this Agreement and the Transactions, each of which has been obtained by the Sellers, are the only approvals of any Person that are necessary to approve this Agreement and the Transactions under the laws of the State of Delaware and the Organizational Documents of each such Seller.

2.3    Financial Statements Complete copies of the audited financial statements consisting of the balance sheets of the Business as at December 31, 2017 and December 31, 2016 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at October 31, 2018 and the related statements of income and retained earnings, stockholders' equity and cash flow for the ten-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Purchaser. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of October 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

2.4    Undisclosed Liabilities Sellers have no material Liabilities with respect to the Business that would be required to be reflected or reserved against on a consolidated balance sheet of the Sellers prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) expenses incurred in connection with the Transactions, (c) Excluded Liabilities, and (d) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

2.5    Absence Of Changes

Since October 31, 2018, there has not been any:
(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect;
(b)material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(c)making of any loan or advance to any other Person, other than travel advances and other advances to employees for customary business purposes;
(d)entry into any Contract that would constitute a Material Contract;
(e)sale or transfer, or lease or license, pledge or encumber any asset (including any Intellectual Property or Technology) to any other Person, except for leases or licenses of assets by the Business in the Ordinary Course of Business;
(f)transfer, assignment, sale or other disposition of any of the material assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the Ordinary Course of Business;
(g)cancellation of any debts or claims or amendment, termination or waiver of any material rights constituting, or that would have constituted, Purchased Assets;
(h)transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property or Intellectual Property License (except non-exclusive licenses or sublicenses granted in the Ordinary Course of Business consistent with past practice);
(i)abandonment or lapse of or failure to maintain in full force and effect any Registered Intellectual Property except as disclosed on Section 2.5(i) of the Disclosure Schedule, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets except where an act of misappropriation has occurred despite the Sellers reasonable efforts to protect of the confidentiality or value of any Trade Secrets, and to the Knowledge of Sellers, no such act of misappropriation has occurred;
(j)material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;
(k)acceleration, termination, material modification to or cancellation of any Purchased Contract or Permit;
(l)material capital expenditures which would constitute an Assumed Liability;
(m)imposition of any Encumbrance upon any of the Purchased Assets;
(n)(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current Business Employee or independent contractors or consultants of the Business, other than as provided for in any written agreements, as required by applicable Law or in the ordinary course of business consistent with past practices, (ii) change in the terms of employment for any Business Employee, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any Business Employee or independent contractor of the Business;
(o)adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Plan, or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;
(p)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;
(q)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r)purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $30,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the Ordinary Course of Business consistent with past practice;
(s)with respect to any material Contract by which the Business or any of the assets owned or used by the Business is or was bound, or under which the Business has or had any rights or interest, amendment or modification in a manner that has increased the obligations of the Sellers thereunder or terminate such Contract (other than terminations of Contracts due to the expiration of the stated term thereof); or
(t)entrance into any Contract to do any of the foregoing.

2.6    Title To Purchased Assets . Each Seller has, and will convey to Purchaser, good and valid title to, or in the case of leased or licensed properties and assets, valid leasehold interests or valid licenses in, all of the properties and assets (whether in tangible or intangible form), real, personal and mixed, used or held for use in the Business by such Seller and constituting a Purchased Asset, free and clear of any and all Encumbrances, except Permitted Encumbrances.

2.7    Condition and Sufficiency of Assets . Except as set forth in Section 2.7 of the Disclosure Schedule, the Purchased Assets are in good working order. The Purchased Assets are sufficient for the continued manufacturing, marketing and selling of the Medical Devices after the Closing in substantially the same manner as conducted prior to the Closing.

2.8    Inventories . All Inventory of Sellers is of a quality and quantity usable and, with respect to finished goods, resalable in the Ordinary Course of Business. None of such Inventory is slow-moving, obsolete, damaged, defective or of below-standard quality, other than that which has been written off or written down to net realizable value on the Balance Sheet or the accounting records of Sellers as of the Closing Date in accordance with GAAP. All Inventory of Sellers is held free and clear of all Encumbrances and no Inventory is held on a consignment basis. All Inventory of Sellers is maintained at the facilities of Sellers’ contract manufacturers and the quantities of each item of inventory (whether raw material, work-in-process or finished goods) are not excessive, but are reasonably in the present circumstances of Sellers.

2.9     Suppliers ; Customers.

(a)Section 2.9(a) of the Disclosure Schedule sets forth with respect to the Business (i) the 15 customers who paid the most aggregate consideration to Sellers during the fiscal year ended December 31, 2017 and the first ten months of 2018 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Neither Seller has received any notice, and neither Seller has any reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.
(b)Section 2.9(b) of the Disclosure Schedule sets forth with respect to the Business (i) the 15 suppliers to whom Seller has paid the most aggregate consideration during the fiscal year ended December 31, 2017 and the first ten months of 2018 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from or payment to each Material Supplier during such periods. Neither Seller has received any notice, and neither Seller has any reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

2.10    Intellectual Property

(a)Section 2.10(a) of the Disclosure Schedule sets forth a true and correct list of all Registered Intellectual Property, including: (i) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (ii) the jurisdiction in which such item is issued, registered or pending, and (iii) the issuance, registration or application date and number of such item. All necessary fees and filings with respect to any Registered Intellectual Property have been timely paid or submitted to the relevant Governmental Bodies and Domain Name registrars to maintain such Registered Intellectual Property in full force and effect. No issuance or registration obtained and no application filed by the Sellers for any Registered Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where the Sellers have, in their reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. Sellers have provided Purchaser with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Registered Intellectual Property.
(b)The Sellers are the sole and exclusive owner of all right, title and interest in and to all Seller Transferred Intellectual Property owned or purported to be owned by the Sellers, free and clear of all Encumbrances (other than Permitted Encumbrances). To the Knowledge of the Sellers, the Sellers have valid and continuing rights (pursuant to Intellectual Property Licenses in Contracts) to use, sell, license and otherwise exploit, as the case may be, all other Seller Transferred Intellectual Property as the same is used, sold, licensed and otherwise exploited by the Sellers in the Business as currently conducted by the Sellers, free and clear of all Encumbrances (other than Permitted Encumbrances). The Seller Transferred Intellectual Property constitutes all of the Intellectual Property and Technology necessary and sufficient for the continued conduct of the Business immediately following the Closing in substantially the same manner as conducted prior to the Closing. The foregoing shall not be deemed a representation or warranty of non-infringement of third party Intellectual Property.
(c)The Seller Transferred Intellectual Property owned by the Sellers (including the Registered Intellectual Property) is subsisting, and, to the Knowledge of the Sellers, valid and enforceable. The Seller Transferred Intellectual Property exclusively licensed to the Sellers is , to the Knowledge of Sellers, subsisting, enforceable and valid. The Sellers have obtained from all current and former employees, consultants and contractors who have created any portion of, or otherwise who would have any rights in or to, the Seller Transferred Intellectual Property owned or purported to be owned by the Sellers valid and enforceable written assignments, pursuant to which such employee, consultant or contractor makes a present assignment of any such Seller Transferred Intellectual Property and all rights therein to the Sellers and irrevocably waives all of such person’s moral rights therein. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any right to own, use, practice or otherwise exploit any Seller Transferred Intellectual Property. Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant by the Sellers to any Person of any ownership interest or other right with respect to any Seller Transferred Intellectual Property or any Intellectual Property or Technology owned by Purchaser or any of its Affiliates pursuant to any Contract to which the Sellers are a party or by which any assets or properties of the Sellers are bound.
(d)None of the following infringes, misappropriates, or violates or has infringed, misappropriated or violated, any Intellectual Property or Technology of any Person: (i) any Seller Transferred Intellectual Property owned by or exclusively licensed to the Sellers; (ii) any use, practice or other exploitation of any Seller Transferred Intellectual Property in the Business; (iii) any Business Products and Services (or the making, having made, use, offer for sale, sale, import, export, lease, license, distribution, provision, rendering, reproduction, performance, display, transmission, modification, creation of derivative works of or other disposal or exploitation of any Business Products and Services); or (iv) any current conduct, operations or practices of the Business. None of the Sellers have received any written or, to the Knowledge of the Sellers, unwritten claim from any Person, and there is no pending or threatened Proceeding: (A) alleging any infringement, misappropriation, misuse or violation of any Intellectual Property or Technology or unfair competition, (B) inviting any Seller to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any Business Products and Services or the conduct of the Seller Business or (C) challenging the ownership, use, validity or enforceability of any Seller Transferred Intellectual Property.
(e)To the Knowledge of the Sellers, no Person is infringing, misappropriating, misusing, diluting or violating any Seller Transferred Intellectual Property. None of the Sellers have made any written or, to the Knowledge of the Sellers, unwritten claim against any Person alleging any infringement, misappropriation, misuse, dilution or violation of any Seller Transferred Intellectual Property. The Sellers have the right to bring actions for the infringement or other violation of all of the Seller Transferred Intellectual Property owned by or licensed to the Sellers. None of the Seller Transferred Intellectual Property is subject to any outstanding Order. Neither Seller is a party, nor is the Seller Transferred Intellectual Property or any property licensed under any Intellectual Property License involved in, any opposition, interference, post-grant review, inter-partes review, or the like.
(f)Section 2.10(f) of the Disclosure Schedule contains a correct, current and complete list of all Intellectual Property Licenses, specifying for each the date, title and parties thereto. Seller has provided Purchaser with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Licenses, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property License is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property License.
(g)No Trade Secret included in the Seller Transferred Intellectual Property has been authorized to be disclosed or has been disclosed by the Sellers to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use thereof. The Sellers have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets included in the Seller Transferred Intellectual Property. Each employee, consultant and contractor of the Sellers has entered into a written non-disclosure Contract with the Sellers.
(h)The IT Assets operate in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Sellers and the operations of Business. Each Seller (i) has taken commercially reasonable measures to preserve and maintain the performance, security and integrity of the IT Systems (and all Software, information or data stored thereon) including against any unauthorized use, access, interruption, modification or corruption, and (ii) maintains reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. Sellers has implemented and maintains commercially reasonable data backup, data storage, system redundancy, business continuity, and disaster avoidance and recovery procedures with respect to the IT Assets. There has been no failure with respect to any IT Assets that has had a material effect on the operations of the Business and to the Knowledge of the Sellers, there has been no unauthorized access to or use of any IT Systems.
(i)No government funding and no facilities of any university, college, other educational institution or research center were used in the development of any Seller Transferred Intellectual Property owned by the Sellers. To the Knowledge of the Sellers, no current or former employee, consultant or contractor of the Seller that contributed to the creation or development of any Seller Transferred Intellectual Property has performed any services for any government or any university, college, other educational institution or research center during a period of time during which such employee, consultant or contractor was also performing services for the Sellers.

2.11    Contracts

(a)Section 2.11(a) of the Disclosure Schedule identifies each Contract to which any Seller is a party or by which any Seller is bound (each, a “Material Contract”):
(i)that is a collective bargaining or similar agreement with any labor union or other employee association or organization;
(ii)relating to the acquisition, transfer, use, development, restriction, sharing, license, sublicense or grant of any other right of any Technology or any Intellectual Property, including any Intellectual Property License, to or from Sellers (other than: (i) Off The Shelf Software; (ii) non-disclosure agreements; (iii) open source licenses; and (iv) agreements with employees);
(iii)imposing any restriction on the Sellers’ right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any Technology;
(iv)creating or involving any agency relationship, distribution arrangement or franchise relationship (other than employment or consulting relationships);
(v)relating to the creation of any Encumbrance (other than Permitted Encumbrances) with respect to any asset of the Sellers;
(vi)involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;
(vii)creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;
(viii)with any Related Party;
(ix)that contemplates or might reasonably be expected to involve (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or (B) the performance of services having a value in excess of $100,000 in the aggregate;
(x)that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;
(xi)that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(xii)that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(xiii)that are broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;
(xiv)that are employment agreements and Contracts with independent contractors or individual consultants (or similar arrangements) and which involve annual base compensation of $100,000 or more and are not cancellable without penalty, severance or other payment obligation (other than accrued earnings with respect to the pre-termination period);
(xv)with any Governmental Authority;
(xvi)that relate to a joint venture, partnership or similar cooperative endeavor with a third party;
(xvii)that are for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets; and
(xviii)that was entered into in connection with any historic acquisition consummated by the Sellers.
(b)Each Material Contract is in full force and effect and is a legal, valid and binding contract or agreement of the applicable Seller(s) and, to the Knowledge of the Sellers, each other party thereto, and is enforceable against such Seller(s) and, to the Knowledge of the Sellers, each other party thereto, in accordance with its terms, subject only to general enforceability exceptions. (i) The Sellers have not, and, to the Knowledge of the Sellers, no other Person has, materially violated or breached, or declared or committed any material default under, any Material Contract; (ii) no event has occurred, and no circumstance or condition exists (including the execution of this Agreement and the consummation of the transactions contemplated hereby), that might (with or without notice or lapse of time) (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract; (iii) the Sellers have not received any written notice or other communication regarding any material violation or breach of, or default under, any Material Contract; and (iv) the Sellers have not waived any material right under any Seller Contract. Purchaser has been provided with a true, correct and complete copy of all Material Contracts, together with all supplements, amendments, waivers or other changes thereto.

2.12    Compliance with Legal Requirements

(a)General. The Sellers are in material compliance with each Legal Requirement that is applicable to Sellers or the conduct of the Business or the ownership or use of the Purchased Assets, and have at all times since January 1, 2013 been, in material compliance with each Legal Requirement that is or was applicable to Sellers, the conduct of the Business or the ownership or use of the Purchased Assets. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in material violation by the Sellers of, or a material failure on the part of the Sellers to comply with, any Legal Requirement that is applicable to the conduct of the Business or the ownership or use of the Purchased Assets.
(b)Anti-Corruption Compliance. Sellers have not violated any applicable Anti-Corruption Law. No director, officer or employee of any Seller, nor to the Knowledge of Sellers, any agent, representative, consultant or other Person acting for or on behalf of any Seller has, in connection with the conduct or operation of the Business, violated any applicable Anti-Corruption Law. No Seller (including any of its officers or directors) has received any material written notice of material violation with respect to any applicable Anti-Corruption Law, or any rules or regulations thereunder.
(c)Export Controls and Economic Sanctions Compliance.

(i)Each Seller is and has been in compliance in all material respects with all applicable Legal Requirements relating to imports, exports and economic sanctions, including all laws administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or the U.S. State Department (“Trade Laws”).
(ii)No Seller has been a party to any agreement or engaged in any transaction or other business, directly or indirectly, (i) in material violation of Trade Laws or (ii) with any Governmental Entity or other Person that appears on any list of OFAC-sanctioned parties (including any Person that appears on OFAC’s Specially Designated Nationals and Blocked Persons List), is owned or controlled by such a Person, or is located or organized in any country or territory that is subject to comprehensive OFAC sanctions.

2.13     Governmental Authorizations Sellers have all material Governmental Authorizations required for Sellers to conduct the Business as currently conducted and for the ownership and use of the Purchased Assets, and all such Governmental Authorizations are in full force and effect. Section 2.13 of the Disclosure Schedule identifies: each Governmental Authorization that is held, or required to be held, by the Sellers and that is required in order to conduct the Business as presently conducted or hold or use the Purchased Assets (each a “Business Government Authorization”). Each Business Governmental Authorization identified or required to be identified in Section 2.13 of the Disclosure Schedule is valid and in full force and effect. The Sellers are in material compliance with all of the terms and requirements of each Business Governmental Authorization identified or required to be identified in Section 2.13 of the Disclosure Schedule. To the Knowledge of Sellers, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) (a) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Business Governmental Authorization identified or required to be identified in Section 2.13 of the Disclosure Schedule, or (b) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or material modification of any Business Governmental Authorization identified or required to be identified in Section 2.13 of the Disclosure Schedule. The Sellers have not received any written notice from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any material term or requirement of any Business Governmental Authorization, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Business Governmental Authorization.

2.14    Regulatory Matters

(a)Each existing Medical Device has been and is being developed, manufactured, tested, distributed and/or marketed in material compliance with all applicable requirements under the FDCA, applicable foreign equivalents and other Health Care Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, quality system regulation, current good manufacturing practices, packaging, labeling, advertising, promotion, record keeping, adverse event reporting, filing of other reports and security. No Seller has received any written notice from the FDA or any other Governmental Body (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Business, or (ii) otherwise alleging any violation applicable to any Medical Device of any Legal Requirement.
(b)Sellers have not made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991).
(c)Neither Sellers, nor any officer, employee or, to the Knowledge of Sellers, agent of Sellers, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Requirement or authorized by 21 U.S.C. § 335a(b) or any similar Legal Requirement. None of the Sellers, nor, to the Knowledge of the Sellers, any officer, employee or agent of Sellers has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”) or any similar Legal Requirement.

(d)No Seller has received any written notice that the FDA or any other Governmental Body has (i) commenced, or threatened to the Sellers to initiate, any action to withdraw its approval or request the recall of any Medical Device, (ii) commenced or threatened to initiate, any action to enjoin production of any Medical Device, or (iii) commenced or threatened to initiate, any action to enjoin the production of any medical device produced at any facility where any Medical Device is manufactured, tested or packaged. Since January 1, 2013, no Medical Device has been recalled, been subject to a product advisory notice, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by, Sellers in the United States or outside the United States (whether voluntarily or otherwise).
(e)To the Knowledge of Sellers, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, action or proceeding against Sellers with respect to the Business relating to or arising under (i) the FDCA; (ii) the Medicare program (Title XVIII of the Social Security Act), the Medicaid program (Title XIX of the Social Security Act) and the TRICARE program (10 U.S.C. §§ 1071, et seq.); (iii) the Physician Payments Sunshine Act; (iv) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)) and the False Claims Act (42 U.S.C. § 1320a-7b(a)); (v) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et. seq.), as amended by the Health Information Technology for Economic and Clinical Health Act; (vi) Section 501(k) of the Federal Trade Commission Act, as amended; (vii) any comparable foreign Legal Requirements with respect to matters relating to the provision, administration, promotion and/or payment of healthcare products or services that are applicable to Sellers; and (viii) the regulations promulgated pursuant to all such applicable Legal Requirements, each as amended from time to time (collectively, “Healthcare Laws”).
(f)Sellers hold, and since January 1, 2013 have held, all material Governmental Authorizations under Healthcare Laws that are necessary for the lawful operation of the business of Sellers, including (i) all authorizations under the FDCA (including Section 510(k) and Section 515 thereof), and (ii) authorizations of any applicable Governmental Authority that are concerned with the quality, identity, safety, efficacy, development, testing, manufacturing, labeling, marketing, distribution, sale, pricing, import or export of Business Products and Services (including without limitation Medical Devices) necessary for the lawful operation of the businesses of Sellers in each jurisdiction in which Sellers operate or are required to hold such Governmental Regulation (the “Seller Regulatory Permits”).
(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to Sellers, taken as a whole, the businesses of each of the Sellers are being, and since January 1, 2013 have been, conducted in compliance with all Healthcare Laws. There is no Proceeding  pending or, to the Knowledge of Sellers, threatened, against either Seller for failure to comply with any Healthcare Law.
(h)Neither of the Sellers is a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders, or similar material agreements with or imposed by any Governmental Authority and no such action is currently pending. Except as has not had, and would not reasonably be expected to be, individually or in the aggregate, material to Sellers, taken as a whole Sellers have not received since January 1, 2013, and is not subject to any outstanding obligations arising under, any criminal, civil or regulatory action, inspection, Form 483, warning letter, notice of violation or “untitled” letter, or similar Proceeding, demand, investigation, or notice by the FDA or any similar Government Authority.
(i)Except as would not reasonably be expected to be, individually or in the aggregate, material to Sellers, taken as a whole, since January 1, 2013, all reports, documents, claims, permits, adverse event reports, complaints, notices, registrations and applications required to be filed, maintained or furnished to the FDA or any other Healthcare Regulatory Authority by Sellers have been so filed, maintained or furnished. All such reports, documents, claims, permits, adverse event reports, complaints, notices, registrations and applications were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).
(j)Except as available in the public databases of any Healthcare Regulatory Authority, since January 1, 2013, neither of the Sellers has voluntarily or involuntarily initiated, conducted or issued, caused to be initiated, conducted or issued, or received written notice of any material recall, field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Business Products and Services or is currently considering initiating, conducting or issuing any material recall of any Business Products and Services.

2.15    Taxes

(a)The Sellers have timely filed (taking into account any extensions of time for such filings that have been properly and timely requested by the Sellers) all income Tax Returns and other material Tax Returns that were required to be filed by them. All such Tax Returns are complete and accurate in all material respects. All Taxes owed by the Sellers (whether or not shown on any Tax Return) have been paid or accrued. There are no Encumbrances on any of the Purchased Assets for Taxes (other than Permitted Encumbrances).
(b)Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, owner, or other third party, and all Internal Revenue Service Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
(c)There are no pending or, to the Knowledge of the Sellers, threatened audits, investigations, disputes, notices of deficiency, claims or other Proceedings that could result in an Encumbrance on the Purchased Assets or that otherwise relate to any Tax Liability of either Seller.
(d) Since the date of the Interim Balance Sheet, the Sellers have not incurred any material Liability for Taxes outside the Ordinary Course of Business consistent with past practice that could reasonably be expected to result in the creation of an Encumbrance on the Purchased Assets.
(e)None of the Purchased Assets (i) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code or (iv) is subject to a 467 rental agreement as defined in Section 467 of the Code.
(f)VI has never been classified as a C corporation for United States federal income tax purposes and the Sellers are not “applicable large employers” within the meaning of Code Section 4980H.
(g)Neither Seller is or has been a party to any ‘‘listed transaction,’’ as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

2.16    Employment and Employee Benefit Matters

(a)Sellers have provided Purchaser with a list of all Business Employees and independent contractors or consultants of the Business as of the date hereof, including any Business Employee who is on a leave of absence of any nature, paid or unpaid, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; and (v) commission, bonus or other incentive-based compensation. Sellers have paid all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all Business Employees, independent contractors or consultants of the Business that is otherwise due and payable for services performed on or prior to the date hereof.
(b)The terms and conditions of employment of any Business Employee are not, governed by any collective bargaining or similar agreement. There is no labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending or, to the Knowledge of the Sellers, threatened against the Sellers relating to any Business Employee, and the Sellers have not experienced any such labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption during the past three years. There are no labor unions or other organizations representing, purporting to represent and, to the Knowledge of the Sellers, no union organization campaign is in progress with respect to, any Business Employee.
(c)Sellers are and have been for the prior three years in material compliance with all applicable Legal Requirements pertaining to employment and employment practices to the extent they relate to Business Employees, volunteers, interns, consultants and independent contractors of the Business, including all Legal Requirements relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance.

(d)Except as could not result in any material liability (i) all individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Legal Requirements and (ii) all Business Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against Seller pending, or to the Knowledge of Sellers, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any current or former Business Employee.
(e)Schedule 2.16(e) lists each Plan in which Business Employees participate (not including standard offer letters which do not provide for any payment of severance not otherwise required by Legal Requirements). Each such Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in material compliance with the terms of such Plan and applicable Legal Requirements, including but not limited to ERISA and the Code .
(f)Each Plan that is intended to meet the requirements of a ‘‘qualified plan’’ under Code Section 401(a) has received or may rely upon a determination, opinion of advisory letter from the Internal Revenue Service that such Plan is so qualified; and, to the Knowledge of the Sellers, there no facts or circumstances that would reasonably be expected to adversely affect the tax-qualified status of any such Plan.
(g)No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Sellers, threatened.
(h)At no time during the past six years has either of the Sellers or any of its ERISA Affiliates contributed to or incurred any obligation to contribute to, sponsored or incurred any Liability under or with respect to any defined benefit pension plan or other plan that is or was subject to Title IV of ERISA or Code Section 412.
(i)Neither Seller maintains, contributes to or has an obligation to contribute to, or has any material Liability or potential Liability with respect to, any group Plan that provides health or life insurance on a group basis for currently or future retired or terminated Business Employees (or any spouse or other dependent thereof) other than in accordance with COBRA. Neither Seller has any Liability or potential Liability under any Contract that requires Sellers or any successor to provide health or life insurance for retired or terminated Business Employees (or any spouse or other dependent thereof).

2.17    Environmental Matters . (a) Sellers have been in compliance in all material respects with all applicable Environmental Laws, which compliance has included obtaining and maintaining all applicable permits pertaining to Environmental Laws required for the occupation of the real property currently leased or subleased by the Sellers (the “Leased Real Property”); (b) neither Seller has received any written notice alleging any past or present material noncompliance with, or material Liability under, any Environmental Laws with respect to the Purchased Assets or the Business; and (c) to the Knowledge of the Sellers, there has not been any Hazardous Materials, treated, stored, transported, disposed of or arranged to be disposed of, manufactured, distributed, released, or otherwise existing on, under, about, or emanating from or to the Leased Real Property, and no Person has been exposed to any such Hazardous Materials on the Leased Real Property, except in compliance with all applicable Environmental Laws.

2.18    Insurance . The Sellers have delivered to Purchaser a copy of all material insurance policies and all material self-insurance programs and arrangements relating to the operation of the Business and the Purchased Assets. Each of such insurance policies is in full force and effect. Since January 1, 2013, the Sellers have not received any notice or other communication regarding any actual or specifically proposed (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.19     Proceedings; Orders; Complaints . There is no pending Proceeding, and, to the Knowledge of the Sellers, no Person has threatened to commence any Proceeding: (a) against the Sellers pertaining to the Purchased Assets, the Business or the Assumed Liabilities or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise materially interfering with, the consummation of the Transactions. No event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. No Proceeding has ever been commenced by or against the Sellers pertaining to the Purchased Assets or the Business that remains pending. There is no Order to which the Sellers, or any of the assets owned or used by the Sellers, is subject pertaining to the Purchased Assets or the Business. To the Knowledge of the Sellers, no Business Employee is subject to any Order that may prohibit such Business Employee from engaging in or continuing any conduct, activity or practice relating to the Business. The Sellers have not received any written complaint, claim, demand letter or similar communication from any Person with respect to the Purchased Assets or the Business.

2.20     Product Liability . (a) To the Knowledge of Sellers, there are no defects in design, construction or manufacture of any Medical Devices or other products currently being marketed by the Sellers which would adversely affect performance or create an unusual risk of injury to persons or property; and (b) there are no citations, decisions, adjudications or written statements by any Governmental Body or consent decrees or other Orders stating or alleging that any Business Products and Services are defective or unsafe or fail to meet any standards promulgated by any such Governmental Body. Since January 1, 2013, none of the Business Products and Services has been the subject of any replacement, field fix or retrofit, modification or recall campaign by Sellers and, to the Knowledge of Sellers, no facts or conditions related to any product exist which would reasonably be expected to result in such a campaign.

2.21    Product Warranty . Section 2.21 of the Disclosure schedule sets forth the standard terms and conditions of sale or lease of the Business Products and Services and all forms of guaranty, warranty, right of return, right of credit or other indemnity that legally bind Sellers in connection with any products that has not yet expired. Except as provided by applicable Law, no Business Products and Services are subject to any term and conditions, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 2.21 of the Disclosure Schedule. Each product manufactured, distributed, marketed or sold by Sellers since January 1, 2013, has been in conformity in all material respects with internal specifications, good manufacturing practices, and standard operating procedures (including in conformity in all material respects with all advertisements, commercials, promotional materials and public statements regarding such products).

2.22    Related Party Transactions . No manager, executive officer or director of either Seller or any person owning 5% or more of the equity interests in either Seller (or any of such person's immediate family members or Affiliates or associates) is a party to any Contract with or binding upon Sellers or the Purchased Assets or has any interest in any property owned by Sellers or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

2.23     Brokers . Except for the fees and expenses due to Oppenheimer & Co. upon consummation of the Closing, the Sellers have not agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

2.24    Compliance with Privacy Laws.

(a)The collection, use and retention of the Personal Information by Sellers, and the transfer of the Personal Information by Sellers to Purchaser as a result of the Transactions comply in all material respects with all Privacy Laws and are consistent with Sellers’ own privacy policies. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, Sellers are and have been in material compliance with all applicable Privacy Laws and the requirements of any Contract or policy (including a policy or terms of use maintained or published by Sellers) to which Sellers are subject or a party. Sellers have used commercially reasonable physical, technical, organizational and administrative security measures designed to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. Sellers is and has been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations.
(b)There are no Actions pending or to the Knowledge of Sellers, threatened with respect to Sellers’ collection, use, disclosure or retention of the Personal Information. To the Knowledge of Sellers, Sellers have not experienced material unlawful use or, or access to, Personal Information.
(c)No decision, judgment or Order, whether statutory or otherwise, has been made or to the Knowledge of Seller is pending, and no written notice has been received by Seller pursuant to any Privacy Laws, requiring Sellers to take (or refrain from taking) any action with respect to the Personal Information.

2.25    Takeover Statutes . Sellers have taken all actions necessary so that the restrictions on take-over bids, share acquisitions, business combinations and stockholder vote requirements contained in any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws or regulations that are or may purport to be applicable (“Takeover Statutes”). No Takeover Statutes will apply with respect to or as a result of the Transactions or the other transactions contemplated by this Agreement.

3.	Representations and Warranties of Purchaser

Purchaser represents and warrants, to and for the benefit of the Sellers, as follows:

3.1    Organization and Good Standing . Purchaser is duly organized, validly existing and in good standing under the laws of the State of Utah. Purchaser is duly qualified, authorized, registered or licensed to do business, in good standing, in any jurisdiction in which the business of Purchaser requires it to be so qualified, authorized, registered or licensed to do business, except where the failure to be so qualified would not have a Purchaser Material Adverse Effect.

3.2    Authority; Binding Nature Of Agreements; Non-Contravention

(a)Purchaser has the full power and authority to enter into and to perform its obligations under each of the Transaction Documents to which it is a party; and the execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of the board of directors (or equivalent governing body) of the Purchaser. This Agreement and each of the other Transaction Documents to which Purchaser is a party constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.
(b)Neither the execution and delivery of any of the Transaction Documents, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Purchaser, or any of the assets of Purchaser, are subject; (b) cause Purchaser or any Affiliate of Purchaser to become subject to, or to become liable for the payment of, any Tax on or with respect to the Transactions, other than state and local applicable sales and use tax; or (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Purchaser or any employee of Purchaser. The approval by the board of directors (or equivalent governing body) of Purchaser of this Agreement and the Transactions, which has been obtained by Purchaser, is the only approvals of any Person that are necessary to approve this Agreement and the Transactions under the laws of the State of Utah and the Organizational Documents of Purchaser.

3.3    Certain Proceedings . There is no pending Proceeding that has been commenced against Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To Purchaser’s actual knowledge, no such Proceeding has been threatened.

3.4    Brokers . Purchaser has not become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

4.	Indemnification, Etc.

4.1    Survival Of Representations And Warranties . The representations and warranties made by Sellers, on the one hand, and Purchaser on the other hand, shall survive the Closing for twelve (12) months (the “Survival Period”); provided, however, that the Special Representations (as defined below) (other than Section 2.6 (Title to Purchased Assets), which shall survive indefinitely) shall survive the Closing until the date that is sixty (60) days following the five-year anniversary of the Closing Date; provided, further, that if at any time prior to the applicable expiration date set forth above, VI, on the one hand, or Purchaser, on the other hand, acting in good faith delivers to the other party a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the other party, as the case may be, and asserting a claim for recovery under Section 4.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the applicable expiration date set forth above until such time as such claim is fully and finally resolved, either by means of a written settlement agreement executed on behalf of VI, Purchaser or by means of a final, non-appealable judgment issued by a court of competent jurisdiction. The “Special Representations” means those representations and warranties contained in 2.1 (Due Organization; Subsidiaries; Etc.) 2.2(a) (Authority; Binding Nature Of Agreements), 2.6 (Title to Purchased Assets), 2.10(d) (Intellectual Property), 2.23 (Brokers); and 3.2(a) (Authority; Binding Nature Of Agreements).

4.2    Indemnification and Set-Off Rights

(a)VI shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees, for any Damages that are suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third‑party claim) arising from: (i) any breach of any representation or warranty made by Sellers in this Agreement, (ii) any breach of any covenant, agreement, undertaking or obligation of Sellers contained in this Agreement, or of the Sellers in any other Transaction Document; (iii) any Excluded Liability, or (iv) Fraud by Sellers.
(b)Purchaser shall hold harmless and indemnify the Seller Indemnitees from and against, and shall compensate and reimburse the Seller Indemnitees for, any Damages that are suffered or incurred by the Seller Indemnitees or to which the Seller Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third‑party claim) arising from: (i) any breach of any representation or warranty made by Purchaser in this Agreement; (ii) any breach of any covenant, agreement, undertaking or obligation of Purchaser contained in this Agreement, or any other Transaction Document, (iii) Fraud by Purchaser, or (iv) the Assumed Liabilities and any other Liability of Purchaser other than the Excluded Liabilities.
(c)Right of Offset. Purchaser shall have the right to offset against any and all unpaid Contingent Payments an amount equal to the aggregate amount of any and all Damages or estimated Damages that are subject to unresolved claims of indemnification made by or on behalf of any Purchaser Indemnitee in accordance with this Section 4 (after application of any limitations thereon contained in this Section 4) on or prior to the date such Contingent Payment is made, but only to the extent such aggregate amount exceeds the then remaining Escrow Property and any amounts previously offset by Purchaser under this Section 4.2(c) and retained by Purchaser with respect to such unresolved claims for indemnification (such right of Purchaser, its “Offset Right”). Upon the final resolution of any claim made under Section 4 of this Agreement with respect to which the Offset Right was exercised, to the extent that the sum of the then-remaining Escrow Property and all amounts previously offset by Purchaser under this Section 4 with respect to any then-unresolved claims for indemnification exceed the aggregate amount of any and all Damages or estimated Damages that are subject to any unresolved claims of indemnification made or on behalf of any Purchaser Indemnitee in accordance with this Section 4 (after application of any limitations thereon contained in this Section 4) on or prior to the date such claim is resolved, then such excess shall be promptly paid to VI without interest or other offset or reduction.

4.3    Limitations

(a)General Limitations.
(i)The amount of Damages that may be recovered by the Purchaser Indemnitees pursuant to any and all claims for indemnification made under the following Sections will be limited, individually and in the aggregate, as follows: (i) Damages under Section 4.2(a)(i) (other than Special Representations) are limited to $4,000,000; (ii) Damages under Section 4.2(a)(i) with respect to Special Representations (excluding Section 2.10(d)) and Sections 4.2(a)(ii) through (iv) are limited to an amount equal to $4,000,000 plus the maximum amount of any unpaid Contingent Payments to be made on or after the date of the applicable claim, and (iii) Damages under Section 4.2(a)(i) with respect to Section 2.10(d) are limited to $10,000,000.
(ii)The amount of Damages that may be recovered by the Purchaser Indemnitees pursuant to any and all claims for indemnification under this Section 4 are limited to the Escrow Funds and set-off in accordance with Section 4.2(c) of the amount of any unpaid Contingent Payments, subject to the limitations in Section 4.3(a)(i), which recoveries shall be the sole remedy of the Purchaser under Section 4.2. For the avoidance of doubt, there shall be no direct recourse under Section 4.2 to Sellers or any equity or other interest holder in Sellers.
(b)Mitigation. Without limiting the effect of any other limitation contained in this Section 4, for purposes of computing the amount of Damages incurred there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Indemnified Parties or any of their Affiliates in connection with such Damages, net of any out-of-pocket expenses incurred or payable by such Indemnified Parties or their Affiliates with respect thereto (it being understood that the Indemnified Parties and their Affiliates shall not be obligated to seek to obtain such proceeds, payments, deductions or reimbursements prior to seeking indemnification under this Section 4, but thereafter shall use commercially reasonable efforts to obtain an insurance recovery (with no obligation to litigate or to incur additional expense other than to submit a notice to the respective insurer), and in the event that an insurance recovery is made by an Indemnified Party or any of its Affiliates with respect to any Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnifying Party).

4.4    Defense Of Third Party Claims

(a)In the event that any party hereto or any Purchaser Indemnitee or Seller Indemnitee (each, an “Indemnified Party”) desires to make a claim against another party hereto (the “Indemnifying Party”), which term includes all indemnifying parties if more than one, in connection with any third-party Proceeding at any time instituted against or made upon it for which it may seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party will notify the Indemnifying Party of such Third-Party Claim and of its claims of indemnification with respect thereto within 15 days of receiving notice of such Third-Party Claims; provided, that failure to give such notice within such 15 day period will not relieve the Indemnifying Party of its indemnification obligations under this Section 4.4, except to the extent, if any, that the Indemnifying Party has been actually and materially harmed thereby.
(b)Subject to clause (d) below, the Indemnifying Party, at its sole cost and expense, will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within twenty (20) days after the Indemnifying Party has received notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim reasonably actively and diligently thereafter in order to preserve its rights in this regard; provided, further, if the Indemnifying Party is VI, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may pay, compromise, defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim; provided, however, that the Indemnified Party will not settle a Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably conditioned, withheld or delayed).
Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within fifteen (15) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer (and fees and expenses incurred to date). If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably conditioned, withheld or delayed).
(c)In the event the Indemnifying Party fails to assume the defense of the Third-Party Claim in accordance with Section 4.4(b) above, (i) the Indemnified Party may defend against the Third-Party Claim in any manner it reasonably may deem appropriate; provided that the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party), (ii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer as a result of such Third-Party Claim to the extent provided in this Section 4, and (iii) Indemnified Party shall retain all remedies to which it is entitled under this Section 4.
(d)Notwithstanding the foregoing, the Indemnified Party shall have the right, at its discretion, to be responsible for the prosecution, defense and settlement of any Third-Party Claim if such Third-Party Claim seeks to impose any criminal penalty on the Indemnified Party (the “Indemnified Party-Handled Claims”). The Indemnified Party shall pursue actively and diligently the prosecution, defense or settlement of all Indemnified Party-Handled Claims, through counsel of its selection, until such time, if any, that such Indemnified Party shall elect not to pursue indemnification with respect to such Third-Party Claim. The Indemnified Party shall permit the Indemnifying Party, upon its reasonable request, to participate in the process of any settlement or other resolution of any Indemnified Party-Handled Claims until such time, if any, that the Indemnified Party shall elect not to pursue indemnification with respect to such Third-Party Claim; provided, that such Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to any Indemnified Party-Handled Claims without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party). The Indemnifying Party will remain responsible for any Damages of the Indemnified Party as a result of such Indemnified Party-Handled Claims to the extent subject to indemnification under this Section 4, and the Indemnified Party shall retain all remedies to which it is entitled under this Section 4.

4.5    Payment of Claims . In the event of any claim for indemnification hereunder, the Indemnified Party will advise the Indemnifying Party that is required to provide indemnification therefor in writing within 90 days of discovery of facts relad to such claim. If within 30 days of receipt of such notice, the Indemnifying Party has not contested such claim in writing, the Indemnifying Party will satisfy the full amount thereof, subject to the limitations on duration, amount and source of recovery set forth in Section 4.3, within ten days after the expiration of such period. Without limiting the foregoing, nothing in this Section 4 shall be deemed to require the Indemnified Party to obtain jurisdiction over the Indemnifying Party, or pursue any process in connection therewith beyond that expressly required by the terms of this Section 4. The parties agree that the payment of any indemnity hereunder shall be treated as an adjustment to the Cash Consideration for Tax purposes to the extent permitted by applicable Legal Requirements.

4.6    Exercise of Remedies by Indemnitees Other Than Purchaser . No Purchaser Indemnitee (other than Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy. No Seller Indemnitee (other than VI or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless VI (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

4.7    Effect of Investigation . The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

4.8    Materiality . For purposes of this Section 4, the amount of any Damages for breach of a representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty (but not in determining whether there is a breach of any representation or warranty).

4.9    Sole Remedy. Except for fraud relating to the transactions contemplated hereby, which shall not be subject to any limitations in this Section 4, Purchaser’s right to seek specific performance of Sellers’ obligations pursuant to Section 5.3, Section 5.4 and any other covenant, duty or obligation of Sellers that by their terms extend beyond the survival periods set forth in this Section 4 and the rights of Purchaser and Sellers under Section 1.3, the respective rights of the parties under this Section 4 shall be the sole and exclusive rights and remedies available to such parties with respect to the matters set forth in this Agreement, and each of the parties hereby absolutely agrees and covenants not to seek any remedy at law or equity relating to the Transactions other than pursuant to this Section 4.

4.10    Notice of Offset.

(a)Solely with respect to Damages under Section 4.2(a)(i) with respect to Section 2.9(d), Purchaser’s Offset Right shall be asserted by giving written notice to VI of a claim for indemnification in accordance with this Section 4, and including in such notice the estimated amount (the “Offset Amount”), of the Damages otherwise subject to indemnification hereunder (after application of any limits thereto) relating to such Claim actually incurred or reasonably expected to be incurred that will be subject to the offset right set forth herein (an “Offset Notice”).
(b)Offset Objection. VI may in good faith, at any time on or before the thirtieth (30th) Business Day following its receipt of an Offset Notice (the “Offset Objection Period”), object to the Offset Amount provided in the Offset Notice by delivering written notice to Purchaser (an “Offset Objection”). The Offset Objection shall set forth in reasonable detail the good faith reasons for the objection to such Offset Amount. If VI does not timely deliver an Offset Objection, or deliver an Offset Objection that does not object to all of the Offset Amount set forth in the Offset Notice, VI shall be deemed to have accepted and agreed to the offset of all or such portion of the Offset Amount specified in the Offset Notice, provided, that any such acceptance of the Offset Amount shall not be deemed to be an acceptance of liability for the Damages included in such Offset Amount or the associated claim, and Sellers shall retain all of their rights under this Article 4 in respect of such matters. If VI timely deliver an Offset Objection, Purchaser and Sellers (or their respective representatives) shall attempt in good faith to agree upon the rights of the respective parties with respect to the disputed Offset Amount. If the parties are not able to fully resolve all such differences within thirty (30) days from Purchaser’s receipt of an Offset Objection, either Purchaser or VI may submit the dispute to arbitration by delivering written notice to the other party. The dispute will be finally settled by binding arbitration in Chicago, Illinois, before a single arbitrator. The arbitration will be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (or pursuant to its Streamlined Arbitration Rules and Procedures then in effect if the amount in controversy is $250,000 or less). The arbitrator will be chosen in accordance with applicable JAMS rules and procedures then in effect. The arbitrator will determine, without actually determining the amount of Damages or whether any claim for indemnification is valid or reasonable, the maximum reasonable estimate of the amount of Damages (within any limits herein that may be applicable to the type of claim asserted by Purchaser) that have been incurred or that reasonably could be expected to be incurred in connection with such claim for indemnification that will be subject to the offset right set forth herein (such amount, the “Maximum Withheld Amount”). If the arbitrator determines that the Offset Amount is greater than the Maximum Withheld Amount, then Purchaser shall reduce the Offset Amount to the Maximum Withheld Amount. The arbitrator’s sole role will be to determine the Maximum Withheld Amount, and not Damages for which indemnification is being sought. The arbitrator will not issue a reasoned opinion with respect thereto. Purchaser and Sellers agree that the decision of the arbitrator will have no effect on the determination of the actual Damages for which indemnification is sought or allowed, and will not be admissible in any dispute with respect to the actual amount of Damage as evidence.

5.	Covenants

5.1    Books and Records . For a period of seven years after the Closing Date, each Seller, on the one hand, and Purchaser, on the other hand, shall provide, or cause to be provided, to each other and each of their respective Representatives, as soon as reasonably practicable after written request therefor and at the requesting party’s sole expense, reasonable access, during normal business hours, to any books, records, documents, files and correspondence in the possession or under the control of the other party that the requesting party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party by a Governmental Body having jurisdiction over the requesting party in connection with the transactions contemplated by this Agreement, (B) for use in any other judicial, regulatory, administrative or other Proceeding or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements arising from the Transactions, (C) for use in any Proceeding relating to the infringement of the Intellectual Property rights of another Person, (D) in connection with Sellers’ obligations pursuant to Excluded Liabilities, or (E) to comply with its obligations under this Agreement; provided that no party shall be required to provide access to or disclose information where such access or disclosure (y) is related to any claim against a party or such party’s Affiliates by the requesting party or its Affiliates or (z) would violate any applicable Legal Requirement or waive any attorney-client or other similar privilege, and each party may redact information regarding itself or its Affiliates or otherwise not relating to the other party and its Affiliates, the Purchased Assets or the Business, and, in the event such provision of information could reasonably be expected to violate any applicable Legal Requirement or Contract or waive any attorney-client or other similar privilege, the parties shall take commercially reasonable measures to make substitute disclosure arrangements in a manner reasonably appropriate under the circumstances in which the restrictions of this sentence apply. Any information owned by a party that is provided to a requesting party pursuant to this Section 5.1 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information. No party shall have any Liability to any other party in the event that any information exchanged or provided pursuant to this Section 5.1 is found to be inaccurate. No party shall have any Liability to any other party if any information is destroyed or lost after commercially reasonable efforts by such party to retain such information in accordance with its regular document retention policy.

5.2    Publicity. Neither Seller shall make any public release or announcement concerning the transactions contemplated hereby without the prior written consent of Purchaser. Purchaser shall provide Sellers with an opportunity to review and provide comments on the press release pursuant to which Purchaser announces the transactions contemplated hereby, but shall not be otherwise prohibited with respect to releases or announcements regarding this Agreement or the transactions contemplated hereby.

5.3    Confidentiality . From and after the Closing, Sellers shall, and shall cause their Affiliates to, maintain, and shall use their reasonable best efforts (including through enforcement of nondisclosure agreements) to cause its or their respective Representatives to maintain all information and materials that are valuable and not generally known by others concerning the Purchased Assets and Assumed Liabilities in the strictest confidence and shall limit access to such information and materials to its Representatives and third parties who are reasonably needed to have such materials or know such information for a legitimate business purpose and who are subject to confidentiality obligations, except to the extent that Sellers can show that such information (a) is, or becomes generally known to the public otherwise than by the fault of the Sellers, (b) is legally transmitted or disclosed to the Sellers without restriction on disclosure by a third party that owes no obligation of confidentiality to the Purchaser, (c) was independently developed by the Sellers without reference to such information or materials, or (d) is disclosed by Purchaser to a third party without any obligation of confidentiality. The Sellers may also disclose such materials and information only to the extent they are required by applicable Legal Requirements or Order to be disclosed, provided that the Sellers use commercially reasonable efforts to give Purchaser prompt written notice of such requirement prior to such disclosure and assist the Purchaser in obtaining an order or other appropriate remedy prohibiting or limiting such disclosure. If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers are nonetheless compelled to disclose such materials or information, the Sellers may disclose only that portion of such materials or information which Sellers are legally required to disclose, and Sellers will exercise commercially reasonable efforts, at the Purchaser’s expense, to obtain assurance that confidential treatment will be accorded to such material or information. Purchaser shall promptly reimburse Sellers for any reasonable expenses incurred by Sellers to obtain confidential treatment for such materials or information upon the Sellers submission of documentation evidencing such expenses.

5.4    Seller Non-Competition; Non-Solicitation

(a)Sellers hereby acknowledge and agree that: (i) each Seller is engaged in the Business with respect to the treatment of superficial vein disease (the “Field”); (ii) VI, directly and indirectly through Management, is conducting the Business throughout the entire world (the “Territory”); and (iii) VI will directly, and Management will indirectly through VI, receive significant consideration in connection with the Closing of the Transactions. For purposes of this Section 5.4, “Term” means the period commencing on the Closing Date and ending on the third anniversary of the Closing Date.
(b)During the Term, no Seller, for itself or through or on behalf of any other Person (other than Purchaser), whether as an equity holder, partner, consultant, advisor, creditor or otherwise, as applicable, will, anywhere in the Territory:
(i)engage in, participate in or acquire any financial or beneficial interest in (which for the avoidance of doubt will include engagement as an independent contractor for), any business that engages in the Business in the Field or otherwise designs, develops, promotes, sponsors, markets, sells, supplies, resells, distributes, installs, supports, maintains, licenses, sublicenses, provides, performs or offers any product or service that is being offered by or on behalf of the Business in the Field on the date hereof; provided, however, that nothing in this Section 5.4(b)(i) shall prevent a Seller from owning as a passive investment less than two percent (2%) of the outstanding shares of the capital stock (or ownership interests) of a publicly held company or investment fund, if such Seller is not otherwise associated directly or indirectly with such company or any affiliate of such company;
(ii)encourage, induce, or solicit any employee to leave his or her employment with Purchaser (it being understood that the placement of general advertisements that are not targeted directly or indirectly towards an employee shall not be deemed to be a breach of this Section 5.4(b)(ii)); or
(iii)encourage, induce, or solicit any customer, distributor, vendor, marketer or sponsor of Purchaser to cease its customer, distributor, vendor, marketer or sponsor relationship with the Purchaser.
(c)It is agreed that the restrictions contained in this Section 5.4 are reasonable and necessary for the protection of the interests of Purchaser, that any violation of these restrictions could cause substantial and irreparable injury to Purchaser, that a breach of this Agreement by the Sellers may not be adequately compensated in an action for damages at law, and that equitable relief may be necessary to protect Purchaser from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, the Sellers acknowledge that, notwithstanding anything in this Agreement to the contrary, in the event any of the covenants contained in this Section 5.4 are breached, Purchaser shall be entitled to seek, in addition to any other remedies and damages available under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to restrain the violation of such covenants by the Sellers or by any Person or Persons acting for or with the Sellers in any capacity whatsoever. The Sellers acknowledge that no specification in this Section 5.4(c) of a specific legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Section 5.4 by the Sellers.

5.5    Tax Covenants

(a)Purchaser and the Sellers agree to furnish or cause to be furnished to the other, upon reasonable request, as promptly as practicable, such information and assistance relating to the Purchased Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or the Sellers, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Purchaser and Sellers shall retain all books and records with respect to Taxes pertaining to the Purchased Assets until the earlier of the expiration of the applicable statute of limitations or the sixth (6th) anniversary of the Closing Date.
(b)To the extent not otherwise provided in this Agreement, VI shall be responsible for and shall promptly pay when due all Property Taxes and any other Taxes levied with respect to the Purchased Assets attributable to the Pre-Closing Tax Period. All Property Taxes levied with respect to the Purchased Assets for the Straddle Period shall be apportioned between Purchaser, on one hand, and VI, on the other hand, based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. VI shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes or other Taxes, Purchaser or VI, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.5(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten days after delivery of such statement. In the event that Purchaser or VI makes any payment for which it is entitled to reimbursement under this Section 5.5(b), the applicable party shall make such reimbursement promptly but in no event later than ten days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.
(c)All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne 50% by the Sellers and 50% by Purchaser, when due. Purchaser and each Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the parties shall cooperate with respect thereto as necessary).
(d)The Sellers shall promptly notify Purchaser in writing upon receipt by the Sellers of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Sellers that reasonably may be expected to relate to or give rise to a lien on the Purchased Assets or the Business. Each of Purchaser and the Sellers shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.
(e)Any payments made to any party pursuant to this Section 5.5 shall constitute an adjustment of the Cash Consideration for Tax purposes and shall be treated as such by Purchaser and the Seller on their Tax Returns to the greatest extent permitted by Legal Requirements.

5.6    Further Actions ; Post-Closing Payments.

(a)General Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties will cooperate with each other and use its reasonable efforts, after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or appropriate on its part to give effect to the transactions contemplated by this Agreement and the Transaction Documents, the execution and delivery of such other instruments, certificates, agreements and other documents and the performance of such other actions as may be necessary or reasonably desirable to consummate and implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents; provided that all such actions are in accordance with applicable Legal Requirements. Notwithstanding the foregoing, from time to time, each Seller will execute and deliver such further instruments, certificates, agreements and other documents and perform such other actions, at Purchaser’s sole expense, as Purchaser may reasonably require to more effectively transfer to Purchaser any of the Purchased Assets. The obligations of each party under this Section 5.6(a) shall expire 12 months after the Closing Date.
(b)Payments. In the event that, on or after the Closing, either party receives payments or funds due or belonging to the other party pursuant to the terms of this Agreement or any of the Transaction Documents, then the party receiving such payments or funds shall promptly forward or cause to be promptly forwarded such payments or funds to the proper party (with appropriate endorsements, as applicable), and will account to such other party for all such receipts. The parties acknowledge and agree that, except as otherwise specifically provided in this Agreement, there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement or any other Transaction Documents. Without limiting the foregoing provisions of this Section 5.6(b), each Seller agrees that Purchaser shall, following the Closing, have the right and authority to endorse any checks or drafts received by Purchaser in respect of any account receivable of the Business included in the Purchased Assets and such Seller shall furnish to Purchaser such evidence of this authority as Purchaser may reasonably request. Following the Closing, if Purchaser or its Affiliates receives any mail or packages addressed to a Seller and delivered to Purchaser not relating to the Purchased Assets or the Assumed Liabilities, Purchaser shall promptly deliver (or cause to be delivered) such mail or packages to such Seller. Following the Closing, if any Seller receives any mail or packages delivered to such Seller relating to the Purchased Assets or the Assumed Liabilities, such Seller shall promptly deliver (or cause to be delivered) such mail or packages to Purchaser.
(c)Accounts Receivable. Upon the reasonable request of Sellers, Purchaser will cooperate in good faith to provide to Sellers such information in the possession of Purchaser reasonably necessary to assist Sellers to collect accounts receivable of the Sellers that are Excluded Assets. In the event that Purchaser receives payment for any such accounts receivable that are Excluded Assets, pursuant to Section 5.6(b), Purchaser shall promptly deliver the funds received, and all accompanying documentation, to Sellers.
(d)Additional Actions. Sellers shall, as soon as reasonably practical after Closing, terminate any distribution agreements that are not Purchased Contracts, in accordance with the respective termination terms of such distribution agreements. If such distribution agreements are not immediately terminable, but require a notice period prior to termination, and if during such notice period Sellers are required to repurchase any inventory in connection with such termination, and only if such inventory has a shelf-life of not less than one (1) year and is saleable, Purchaser shall purchase such inventory from Sellers at the cost to Sellers of such repurchases. In addition, if Sellers are required by the express terms of such distribution agreements, or as a result of any negotiated compromise or settlement approved by Purchaser in advance (such approval not to be unreasonably withheld), to pay a termination fee in connection with the termination of any such distribution agreement, Purchaser and VI shall each be responsible for paying fifty (50%) of the respective termination fee, with Purchaser reimbursing VI any amounts fronted on Purchaser’s behalf in accordance with this Section 5.6(d).
(e) Purchaser and Sellers shall each designate an individual representative who will work together in good faith to accomplish the intent of this Section 5.6(d).

5.7    Employees and Employee Benefits.

(a)Offers of Employment. The Sellers shall cooperate with Purchaser to make Business Employees reasonably accessible to Purchaser and to assist Purchaser in its efforts to make employment or consulting offers to such Business Employees that it desires to employ post-Closing. Prior to the Closing Date, Purchaser shall notify the Sellers in writing of the names of all Business Employees to whom Purchaser wishes to make an offer of employment. Purchaser shall have the right to make such offers on such terms and conditions and in such classification (exempt vs. non-exempt or contractor vs. employee) as it deems appropriate. In connection with the Closing, each Business Employee to whom Purchaser offers employment and who become employees of Purchaser as of the Closing Date are referred to herein as a “Transferred Employee”. Effective as of the Closing Date, the Sellers shall waive and release any restrictive covenants otherwise applicable to Transferred Employees, and shall reasonably cooperate with Purchaser to transition such Transferred Employees to Purchaser. Sellers shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, manager, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Sellers at any time on or prior to the Closing Date, and Seller shall pay all such amounts to all entitled persons within the time required by applicable Legal Requirements.
(b)Service Credit. For purposes of eligibility to participate and vesting (but not benefit accrual) under the employee benefit plans of Purchaser and its affiliates providing benefits to any Transferred Employee at any time after the Closing (the “New Plans”), each Transferred Employee shall be credited with his or her years of service with Sellers and their Affiliates (and any predecessors) before the Closing Date, to a similar extent as such Transferred Employee was entitled, before the Closing to credit for such service under any comparable Plan in which such Transferred Employee participated immediately before the Closing Date.
(c)WARN. The Sellers agree to provide any required notice under and to otherwise comply with, and to retain all Liabilities relating to, the WARN Act, with respect to any event affecting Business Employees on or prior to the Closing (including as a result of the transactions contemplated by this Agreement, but not in respect of any obligation triggered, in whole or in part, by terminations occurring). At the Closing, the Sellers shall notify Purchaser of any “employment loss” (as defined in the WARN Act) experienced by any Business Employee during the 90-day period prior to the Closing Date.
(d)No Third-Party Beneficiaries. The provisions of this Section 5.7 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.7, express or implied, shall confer upon any employee, consultant, manager or other service provider (or any dependent, successor, legal representative or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Purchaser or any of its Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.7, express or implied, shall be: (i) an amendment or deemed amendment of any plan providing benefits to any employee, or (ii) construed to interfere with the right of Purchaser or its Affiliates to terminate the employment or other service relationship of any of the Transferred Employees at any time, with or without cause, or restrict any such entity in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment or other service arrangement of the Transferred Employees, or (iii) deemed to obligate any Purchaser or its Affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time.

5.8    No Additional Representations; Disclaimer.

(a)Purchaser acknowledges and agrees that no Seller, nor any of their respective Affiliates or Representatives, nor any other Person acting on behalf such Seller or any of its Affiliates or Representatives, has made any (and Purchaser and its Affiliates have not relied on any) representation or warranty, express or implied, as to the accuracy or completeness of any information regarding such Seller or any of its businesses or assets, except as expressly set forth in Article 2 of this Agreement.
(b)In connection with Purchaser’s investigation of Sellers, Purchaser may have received from or on behalf of Sellers certain projections, including projected statements of operating revenues and income from operations of Sellers. Purchaser acknowledges that there are uncertainties inherent in attempting to make projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Purchaser shall have no claim against any Seller or any other Person with respect thereto. Accordingly, no Seller makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and Purchaser has not relied thereon.

6.	Additional Provisions

6.1    Fees and Expenses . Subject to any terms to the contrary set forth herein, each party hereto shall pay its own costs and expenses (including, if applicable, any broker’s or finder’s fees and expenses of its representatives) incurred in connection with this Agreement and the Transactions (whether or not such Transactions shall be consummated).

6.2    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile or email) to the address, email address or facsimile telephone number set forth beneath the name of such party below (or to such other address, email address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to the Sellers: 1 Pine Hill Drive Two Batterymarch Park, Suite 100 Quincy, MA 02169 Attention: President and CEO Facsimile: 203.350.0319 Email: cdraper@vascularinsights.com	if to Purchaser: 1600 West Merit Parkway South Jordan, Utah 84095 Attn: Brian G. Lloyd, Chief Legal Officer Facsimile: (801) 208-4238 Email: Brian.Lloyd@merit.com with copies to:
Latham & Watkins LLP
200 Clarendon Street
Boston, MA 02116
Attn: Johan (Hans) V. Brigham
Facsimile: 617.948.6001
Email: johan.brigham@lw.com

Michael L. Sommer
17925 Kings Point Drive, Ste. I
Cornelius, NC 28031
Facsimile: 704.659.4097
Email: msommer@gcondemand.com

Brenner, Saltzman & Wallman LLP
271 Whitney Avenue
New Haven, CT 06511
Attn: George Brencher IV
Facsimile: 203.772.3907
Email: gbrencher@bswlaw.com
with a copy to: Parr Brown Gee & Loveless, PC 101 South 200 East Salt Lake City, Utah 84111 Attn: Michael J. Schefer Facsimile: (801) 532-7750 Email: mschefer@parrbrown.com

6.3    Governing Law; Venue . This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (excluding any rule of law that would cause the application of the laws of any jurisdiction other than the laws of the State of New York). Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the New York State court, or federal court of the United States of America sitting in the State of New York), and, in each case, appellate courts therefrom, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 6.3. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 6.3.

6.4    Successors and Assigns; Parties in Interest . This Agreement shall be binding upon: Sellers and their respective successors and assigns (if any); and Purchaser and its respective successors and assigns (if any). This Agreement shall inure to the benefit of: the Sellers; Purchaser; the other Indemnitees (subject to Section 4.6; and the respective successors and assigns (if any) of the foregoing. This Agreement shall not be assigned by any party hereto to any other Person by operation of law or otherwise without the prior written consent of the other parties hereto, provided, however that the rights and obligations of any party hereunder may be assigned to one or more Affiliates of such party so long as such party remains ultimately liable for its obligations hereunder subject to Section 1.4(j). Without limiting the generality of the foregoing, (a) no employee of the Sellers shall have any rights under this Agreement or under any of the other Transaction Documents, and (b) no creditor of the Sellers shall have any rights under this Agreement or any of the other Transaction Documents.

6.5    Specific Performance . The parties agree that: (a) in the event of any breach or threatened breach by the a party of any covenant, obligation or other provision set forth in this Agreement, the non-breaching party shall be entitled to seek (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) the non-breaching party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding. The equitable remedies described in this Section 6.5 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

6.6    Waiver ; Amendment. (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy; and (b) no Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and the Sellers.

6.7    Severability . Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court or arbitrator of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court or arbitrator making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court or arbitrator does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

6.8    Entire Agreement . The Transaction Documents set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof. The letter of intent, dated November 26, 2018, by and between Purchaser and VI, shall be deemed terminated in all respects without continuing liability of either party.

6.9    No Tax Advice . Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other party hereto, and that it has and will continue to consult its own advisors with respect to Taxes.

6.10    Bulk Sales Laws . The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

6.11    Miscellaneous . (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders; (b) the parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement; (c) as used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (d) except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules,” “Annexes” and “Exhibits” are intended to refer to Sections, Schedules, Annexes and Exhibits to this Agreement; (e) time is of the essence with respect to the performance of this Agreement; (f) the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement; and (g) this Agreement may be executed in several counterparts (including by facsimile and electronic delivery (PDF)), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first written above.

PURCHASER:

MERIT MEDICAL SYSTEMS, INC.

By:	/s/ Fred P. Lampropoulos
Printed Name: Fred P. Lampropoulos
Title: Chairman and Chief Executive Officer

SELLERS:

VASCULAR INSIGHTS, LLC

By:	/s/ James E. Draper III
Printed Name: James E. Draper III
Title: President & CEO

VI MANAGEMENT, INC.

By:	/s/ James E. Draper III
Printed Name: James E. Draper III
Title: President

[Signature Page to Asset Purchase Agreement]

Exhibit A
Definitions
For purposes of the Agreement (including this Exhibit A):
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78 dd-1, et seq.), and the UK Bribery Act of 2010 and all similar applicable Anti-Corruption Laws and regulations.
“Bundle Product Component” means a product that satisfies all of the following conditions: (x) such product is not a System, (y) such product is sold separately and was individually approved by the FDA or an equivalent regulatory body, and (z) the selling price of the Bundled Sale inclusive of such product is higher than the market price of the System included in such Bundled Sale when sold on a stand-alone basis.
“Business Day” means any day other than a Saturday, a Sunday or other day on which banking institutions in Salt Lake City, Utah are not required to be open.
“Business Employees” means all employees of Sellers.
“Business Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect” and, collectively, “Effects”) that has, or could reasonably be expected to have, a material adverse effect on the financial condition, assets, or results of operations of the Business or value of the Purchased Assets, taken as a whole; provided that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) effects arising from or relating to general business or economic conditions; (ii) effects arising from or relating to general national or international political or social conditions, including the engagement by the United States or any other country in hostilities, or the escalation thereof; (iii) effects arising from or relating to any changes in financial, banking, securities, or commodities markets in general; (iv) changes in, or changes in interpretations of, GAAP or other applicable accounting rules, regulations, or pronouncements, and any effects to the extent arising therefrom or related thereto; (v) changes in, or changes in interpretations of, Legal Requirements after the date of this Agreement, and any effects arising therefrom or related thereto; (vi) the announcement or pendency of the transactions contemplated herein, and any effects arising therefrom or related thereto; (vii) any action required to be taken by this Agreement by any Person, and any effects arising therefrom or related thereto; and (viii) effects arising from or relating to any violation or breach by Purchaser of any representation or warranty of Purchaser contained in this Agreement, except to the extent, in the case of the foregoing clauses (i) through (iii), such effects referred to therein have a disproportionate impact on the Business relative to the industry in which the Business competes as a whole.
“Business Products and Services” means any and all products and services designed, developed, marketed, manufactured licensed, offered, provided, sold, distributed or otherwise made available or exploited by or for Sellers, including without limitation, the Systems.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Consent” means any approval, notice, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Contract” means any binding written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, license, sublicense, insurance policy, commitment, covenant, assurance or undertaking of any nature.
“Damages” shall include any actual loss, Action, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any reasonable cost of investigation) or expense of any nature, provided that in no event shall “Damages” be deemed to include punitive, special, or exemplary damages (other than any such damages actually paid to a third party in connection with a Third-Party Claim).
“Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered to Purchaser on behalf of the Sellers, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Entity” means any corporation (including any non‑profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, Governmental Body, organization or entity.
“Environmental Law” means any applicable Legal Requirement, and any Order or binding agreement with any Governmental Body: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any corporation other trade or business entity or other Person treated as aggregated with the Sellers under Section 414(b), (c), (m), or (o) of the Code or Section 4001(b) of ERISA.
“FDA” means the United States Food and Drug Administration.
“FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder.
“Fraud” means that a Seller, on the one hand, or Purchaser, on the other hand, shall have committed actual fraud with scienter, in all cases, solely with respect to the representations and warranties set forth in Section 2 or Section 3, as applicable, of this Agreement and, in the case of a Seller, as qualified by the Disclosure Schedule in accordance with the terms hereof.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authorization” means any: (a) permit, license, certificate, franchise, concession, approval, accreditation, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi‑governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, organization, unit, body or Entity and any court or other tribunal); (d) multi‑national organization or body; or (e) Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Body.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Healthcare Regulatory Authority” means any federal, national, foreign or multinational governmental health regulatory agency or authority with jurisdiction over (i) the development, marketing, labeling, sale, use, handling and control, safety, efficacy, reliability, manufacturing, approval, licensing of any drug, device or over-the-counter pharmaceutical product, (ii) federal healthcare programs under which such products are purchased or (iii) the protection of personal health information.
“Indebtedness” (i) all outstanding obligations for senior debt and subordinated debt and any other outstanding obligation for borrowed money, including that evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, penalties, fees and expenses related thereto), (ii) any outstanding obligations under leases, letters of credit and purchase money obligations, (iii) any amounts owed with respect to drawn letters of credit and (iv) any outstanding guarantees of obligations of the type described in clauses (i) through (iii) above.
“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Marks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (h) all other intellectual or industrial property and proprietary rights.
“Intellectual Property License” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.
“Inventory” means all of the inventory held or owned by any Seller for resale, and all of the Sellers’ raw materials, work in process, finished products and supply items, in each case, wherever the same may be located.
“IT Assets” means the computer systems, servers (owned, leased or controlled), telecommunications equipment, network equipment and other equipment, hardware and software owned, leased or licensed (including software used or accessed through a software as a service relationship) by the Seller.
“Knowledge of the Sellers” or any other similar knowledge qualification, means the actual knowledge of any of James (Chip) Draper, Carl Wisnosky or John Marano, after reasonable inquiry of their direct reports and any other Seller employee who could reasonably be expected to have knowledge of the subject matter, and a reasonable review of documents within their possession or control.
“Legal Requirement” means any applicable federal, state, local, municipal, foreign or other law, statute,

legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, guidance, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.
“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Medical Device” means each product subject to the FDCA or similar Legal Requirement in any foreign jurisdiction that is developed, manufactured, tested, distributed and/or marketed by the Business.
“Off The Shelf Software” means software that is licensed under “shrink-wrap” or “click-through” Contracts and is generally commercially available on reasonable terms through commercial distributors or in retail stores and does not required aggregate or annual payments of more than $20,000 in the aggregate.
“Open Source Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License, MIT License or other license identified as an open source license by the Open Source Initiative (www.opensource.org) or the Free Software Definition (as promulgated by the Free Software Foundation)).
“Order” means any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.
“Ordinary Course of Business” means an action taken by or on behalf of the Sellers in the normal and ordinary course of operating the Business; provided, that an action shall not be deemed to have been taken in the “Ordinary Course of Business” unless such action is consistent with the past practices of the Sellers and is taken in the ordinary course of the normal day‑to‑day operations of the Sellers.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, limited liability company agreement or partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
“Permitted Encumbrance” means (i) any restriction on transfer arising under applicable securities law, (ii) statutory liens for current Taxes or other governmental charges not yet due and payable; (iii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory Encumbrances arising or incurred in the Ordinary Course of Business for amounts which are not delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings by or on behalf of the Sellers and their Subsidiaries; (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (v) covenants, conditions, reservations, restrictions, rights-of-way, easements and other similar matters of record or minor title or survey exceptions and other similar restrictions affecting title to the fee interest of the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently operated or used; (vi) Encumbrances on the fee interest of the Leased Real Property which do not materially impair or interfere with the occupancy, operation or use of the Leased Real Property for the purposes for which it is currently operated or used by the Sellers or a Subsidiary of the Sellers, (vii) Encumbrances affecting the lessor or licensor under any real property lease agreement, (viii) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar Legal Requirements; (ix) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements; (x) Encumbrances securing Indebtedness that is repaid or cancelled at Closing (and which Encumbrances are released at Closing); and (xi) non-exclusive licenses of Intellectual Property.
“Person” means any individual, Entity or Governmental Body.
“Personal Information” means the personally identifiable information regulated by Privacy Laws and collected, used, disclosed or retained by Sellers such as an individual’s name, address, age, gender, identification number, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.
“Plan” shall mean each: (a) employment, consulting, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction and change in control plan, program, arrangement, agreement, policy or commitment, (b) stock option, restricted stock, profits units, membership unit, deferred stock, performance stock, stock appreciation, stock unit or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, and (c) savings, life, health, disability, accident, medical, dental, vision, death benefit, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, perquisite, outplacement, welfare benefit, fringe benefit and other similar compensation or benefit plan, program, arrangement, agreement, policy (whether formal or informal) or commitment, including in each case each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), in any case, which either is sponsored, maintained or contributed to by the Sellers on behalf of, or under which the Sellers have any obligation or liability, whether actual or contingent, to provide compensation or benefits to or for the benefit of, any current or former Business Employee, or the spouses, beneficiaries or other dependents thereof.
“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Pre-Closing Taxes” means any Liability of the Sellers or their Affiliates for any Tax and any Liability for Taxes imposed on the Purchased Assets or with respect to the Business for any period or portion thereof prior to the Closing Date, including without limitation any Liability of the Sellers for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.
“Pre-Closing Environmental Matters” means, as of or prior to the Closing Date, (i) the presence or Release of Hazardous Materials in, on or under the Leased Real Property or any other property owned, leased or used by Sellers in connection with the Business and the Purchased Assets regardless of how the Hazardous Materials came to rest at, on or under any such property, (ii) any disposal of Hazardous Materials to any third-party offsite locations in connection with the Business (including without limitation from the Leased Real Property or any other property owned, leased or used by Sellers in connection with the Business and the Purchased Assets), (iii) the failure of the Sellers, the Business or any properties or operations used in connection with the Business to be in compliance with any Environmental Laws, and (iv) any other act, omission or condition existing with respect to the Business or the Purchased Assets which gives rise to Liability under any Environmental Laws.
“Privacy Laws” means all applicable Laws of any nation or other jurisdiction in which Sellers operates governing the collection, use, disclosure and retention of Personal Information, including without limitation the Standards for the Protection of Personal Information of Residents of the Commonwealth, 201 CMR 17.00, et seg.
“Proceeding” means any Action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.
“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.
“Purchaser Indemnitees” means the following Persons: (a) Purchaser; (b) Purchaser’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.
“Purchaser Material Adverse Effect” means an event, condition, change, development or other matter will be deemed to have a “Purchaser Material Adverse Effect” on Purchaser if such event, condition, change, development or other matter, either individually or in combination with any other event, condition, change, development or other matter had or could reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations, financial performance or prospects of the Purchaser’s business, taken as a whole, or (b) the ability of Purchaser to consummate the Transactions; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Purchaser Material Adverse Effect: (i) any adverse change, effect or event attributable to conditions affecting the industry in which Purchaser participates, the U.S. economy or any other economy where Purchaser operates or the capital markets in general or the markets in which they operate, except to the extent that any of the foregoing has had a disproportionate effect on Purchaser as compared to other participants in the industry in which they operate; or (ii) the effect of any change arising in connection with any “act of God” including weather, natural disasters (other than earthquakes), hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions.
“Registered Intellectual Property” means any issued Patent, pending Patent application, Mark registration, application for Mark registration, Copyright registration, application for Copyright registration and Domain Name registration owned, filed or applied for by the Sellers.
“Registrations” means those authorizations and/or approvals issued by any Governmental Body (including premarket approval applications, premarket notifications, investigational device exemptions, manufacturing approvals or authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) that are held by Sellers as of the Closing, for the manufacture, distribution, marketing, storage, transportation, use and sale of the products being sold by the Business as of the Closing.
“Related Party” means each of the following: (a) each individual or Entity who is, or who has at any time been, an equity holder, director, manger or officer of the Sellers; (b) each member of the family of each of the individuals referred to in Clause “(a)” above; and (c) any Entity (other than the Sellers) in which any one of the individuals or Entities referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration at, into, or through the environment, whether sudden or non-sudden and whether accidental or non-accidental.
“Representatives” means equity holders, managers, officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller Contract” means any Contract: (a) to which a Seller is a party; (b) by which a Seller or any of its assets is or may become bound or under which a Seller has, or may become subject to, any obligation; or (c) under which a Seller has or may acquire any right or interest.
“Seller Indemnitees” means the following Persons: (a) VI; (b) VI’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above, in each case in their capacity as such.
“Seller Intellectual Property” means all Intellectual Property that is owned, used, or licensed by the Sellers.
“Seller Technology” means all Technology used in connection with, relating to or necessary for the conduct of the Business, including in connection with any Business Products and Services.
“Straddle Period” means any Tax Period beginning before or on and ending after the Closing Date.
“Subsidiary” or “Subsidiaries” (whether or not capitalized) of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the shares or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
“Systems” means, collectively, the ClariVein®IC system and the ClariVein®OC system, which are specialty infusion and occlusion catheter systems with rotating wire tips designed for the controlled 360-degree dispersion of physician-specified agents to the targeted treatment area, as developed by the Sellers prior to the Closing and, for purposes of Section 1.4, as may be improved or modified by Purchaser or its Affiliates after the Closing
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Legal Requirement, by Contract or otherwise but excluding for this purpose Contracts entered into in the ordinary course of business not pertaining primarily to Taxes.
“Tax Period” means any period prescribed by any Governmental Body for which a Tax Return is required to be filed or a Tax is required to be paid.
“Tax Returns” means any return, declaration, report, claim for refund, transfer pricing report or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Governmental Body.
“Technology” means all software, computer programs, databases, compilations, content, websites, information, designs, formulae, compositions, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, subroutines, tools, materials, specifications, processes, inventions (whether patentable or not and whether reduced to practice or not), invention disclosures, improvements, apparatus, creations, works of authorship, content and other similar materials, and all recordings, graphs, drawings, reports, analyses, documentation, user manuals and other writings, in any form whether or not specifically listed herein.
“Transaction Documents” means: (a) this Agreement; (b) the Escrow Agreement; (c) the Assumption Agreement; (d) the Bill of Sale; (e) the certificate of non-foreign status under Treasury Regulations section 1.1445-2(b); (f) the Secretary’s Certificate; (g) the Trademarks Assignment; (h) the Patents Assignment; (i) the IP Assignment and (j) the Yale Assumption Agreement.
“Transactions” means (a) the execution and delivery of the respective Transaction Documents, and (b) all of the transactions contemplated by the respective Transaction Documents, including, among other things: (i) the sale by the Sellers and the purchase by Purchaser of the Purchased Assets in accordance with this Agreement, (ii) the assumption of the Assumed Liabilities by Purchaser pursuant to the Assumption Agreement; and (iii) the performance by the Sellers and Purchaser of their respective obligations under the Transaction Documents, and the exercise by the Sellers and Purchaser of their respective rights under the Transaction Documents.
“Unpaid Seller Transaction Expenses” means (i) any and all fees and disbursements payable to legal counsel, accountants and other advisors of the Sellers that are payable by or on behalf of the Sellers in connection with the Transactions, (ii) any retention bonuses, change in control payments, severance or termination payments and any similar payments to be paid or payable by or on behalf of the Sellers in connection with the Transactions contemplated by the Transaction Documents and any employer-side payroll taxes incurred in connection therewith, (iii) any fees payable to a broker, underwriter or finder engaged by or on behalf of Sellers, including, but not limited to, Oppenheimer & Co., and (iv) all other miscellaneous expenses or costs, in each case, incurred by the Sellers or any of their Related Parties that are payable by the Sellers, in connection with the Transactions but only to the extent they have not been paid by the Sellers in cash on or prior to the close of business on the day immediately preceding the Closing.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff law.
“Warranty Obligations” means all obligations under the product warranties described in Section 2.21 of the Disclosure Schedule, specifically Sellers’ standard product warranties in respect of sales of the Systems described in paragraph 1 of Section 2.21 of the Disclosure Schedule, the product warranties in the Distributor Agreements, the “Customer First” program as referenced in paragraph 3 of Section 2.21 of the Disclosure Schedule, including warranty service on products in the field, but excluding any provisions (including warranties) in pricing agreements referenced in paragraphs 4 through 10 of Section 2.21 of the Disclosure Schedule, relating to products of the Business sold on or prior to the Closing.
“Worldwide Net Sales” means the gross amounts invoiced for sales of the Systems to third parties by Purchaser, its Affiliates and its or their respective transferees or licensees of substantially all rights pertaining to the Systems (collectively, the “Sales Parties”), less any of the following deductions related to the Systems and actually taken on such sales for: (a)  normal and customary trade and quantity discounts actually given; (b) credits, rebates and chargebacks and allowances to the customer on account of purchase of such Systems, or on account of retroactive price reductions affecting such Systems; (c) amounts paid, granted or accrued on rejection or returns of such Systems; (d) packing, freight, shipping, postage, custom duties and insurance costs on shipments to the customer that are separately itemized; and (e) sales, value-added, and excise taxes, tariffs, duties and any other taxes and governmental charges related to the sale of such Systems to the customer, in each case, to the extent such deductions: (i) are applicable and in accordance with standard allocation procedures, (ii) have not already been deducted or excluded, and (iii) are incurred in the ordinary course of business in type and amount consistent with good industry practice. Worldwide Net Sales shall be determined from the books and records in accordance with GAAP, applied on a consistent basis by Purchaser, and may include using accrual accounting where applicable. Notwithstanding the foregoing, Worldwide

Net Sales shall not include non-commercial sales, such as transactions among the Sales Parties that are not intended for re-sale, or sales for pre-clinical or clinical trials or other testing. In the case of any transfer of any System among the Sales Parties for resale, Worldwide Net Sales shall be determined based on the subsequent sale of such System by the Sales Party to a third party. If a System is sold in a bundle with one or more Bundle Product Components (“Bundled Sales”), Worldwide Net Sales on the Bundled Sales shall be calculated by multiplying the Worldwide Net Sales of that Bundled Sale by the fraction A/(A+B), where A is the average sale price of the System included in the Bundled Sale when sold separately and B is the average sale price of all Bundle Product Components included in the Bundled Sale when sold separately. If neither the System nor all of the Bundle Product Components in the Bundled Sale were sold separately during one or more of the immediately preceding twelve (12) months, then the proration fraction shall be determined in a consistent and equitable manner that reflects the relative contribution of the System to the amount received on such Bundled Sale as the parties shall in good faith negotiate and agree.

Agreement	Recitals	Independent Accounting Firm	Section 1.3(b)(iii)
Allocation	Section 1.7	Interim Financial Statements	Section 2.3
Assumed Liabilities	Section 1.1(c)	Leased Real Property	Section 2.16(h)
Assumption Agreement	Section 1.5(b)(iii)	Management	Preamble
Audited Financial Statements	Section 2.3	Material Contract	Section 2.11(a)
Base Cash Amount	Section 1.2	Material Customers	Section 2.9(a)
Bill of Sale	Section 1.5(b)(iii)	Material Suppliers	Section 2.9(b)
Business	Recitals	New Plans	Section 5.7(b)
Business Government Authorization	Section 2.13	OFAC	Section 2.12(c)(i)
Cash Consideration	Section 1.2	Post-Closing Adjustment	Section 1.3(a)(ii)
Closing	Section 1.5(a)	Purchased Contracts	Section 1.1(a)(vi)
Closing Date	Section 1.5(a)	Purchaser	Preamble
Closing Date Cash Purchase Price	Section 1.2	Resolution Period	Section 1.3(b)(ii)
Closing Working Capital Statement	Section 1.3(a)	Review Period	Section 1.3(b)(i)
Contingent Asset	Section 1.6	Sales Contingent Payment Certificate	Section 1.4(d)(i)
Contingent Initial Resolution Period	Section 1.4(d)(ii)	Second Sales Contingent Payment	Section 1.4(c)
Contingent Objection Notice	Section 1.4(d)(ii)	Second Sales Contingent Payment Amount	Section 1.4(c)
Contingent Objection Period	Section 1.4(d)(ii)	Secretary’s Certificate	Section 1.5(b)(iv)
Contingent Payment Amounts	Section 1.4(c)	Seller Transferred Intellectual Property	Section 1.1(a)(iii)
Contingent Payment Audit	Section 1.4(d)(ii)	Sellers	Preamble
Contingent Payment Period	Section 1.4(b)	Social Security Act	Section 2.14(b)
Contingent Payments	Section 1.4(a)	Special Representations	Section 4.1
Disputed Amounts	Section 1.3(b)(iii)	Statement of Objections	Section 1.3(b)(ii)
Escrow Account	Section 1.2	Survival Period	Section 4.1
Escrow Agent	Section 1.2	Takeover Statutes	Section 2.25
Escrow Agreement	Section 1.2	Target Working Capital	Section 1.3(a)(ii)
Escrow Amount	Section 1.2	Term	Section 5.4(a)
Excluded Assets	Section 1.1(b)	Territory	Section 5.4(a)
Excluded Liabilities	Section 1.1(d)	Third-Party Claim	Section 4.4(a)
Field	Section 5.4(a)	Trade Laws	Section 2.12(c)(i)
Financial Statements	Section 2.3	Transfer Period	Section 1.6
First Sales Contingent Payment	Section 1.4(b)	Transfer Taxes	Section 5.5(c)
First Sales Contingent Payment Amount	Section 1.4(b)	Transferred Data	Section 1.1(a)(viii)
Indemnified Party	Section 4.4(a)	Transferred Employee	Section 5.7(a)
Indemnified Party-Handled Claims	Section 4.4(d)	Undisputed Amounts	Section 1.3(b)(iii)
Indemnifying Party	Section 4.4(a)	VI	Preamble